Exhibit 10.18

LOAN AND SECURITY AGREEMENT

AMONG

NADG NNN 50/50 LP,

a Delaware limited partnership,

as Borrower

AND

THE SUBSIDIARY GUARANTORS PARTY HERETO

AND

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES,

as Lenders

AND

CIBC BANK USA,

an Illinois state chartered bank,

as Administrative Agent on behalf of Lenders

TABLE OF CONTENTS

SECTION 1 RECITALS		1
SECTION 2 DEFINITIONS		1
SECTION 3 LOAN TERMS		22
3.1	Commitments, Loans and Notes	22
3.2	Interest Rates, Late Charges	23
3.3	Payments	25
3.4	Prepayments	25
3.5	Intentionally Deleted.	25
3.6	Payments, Fees and Other General Provisions	25
3.7	Defaulting Lenders.	29
3.8	Divisions	30
3.9	Taxes.	30
3.10	Funding Losses; Replacement of Lenders.	33
3.11	Benchmark Replacement Setting; Benchmark Conforming Changes	36
SECTION 4 CONDITIONS TO LOAN OPENING DATE		37
4.1	The Loan Documents. The Loan Documents.	37
4.2	Survey	37
4.3	Insurance	38
4.4	Title Policy	38
4.5	Title Documents	39
4.6	Recorded Documents	39
4.7	Searches	39
4.8	Opinions	39
4.9	Flood Hazards	39
4.10	Organizational Documents	39
4.11	Environmental Report	40
4.12	No Material Adverse Occurrences	40
4.13	Appraisal	40
4.14	Intentionally Deleted.	40
4.15	Leases	40
4.16	SNDAs and Tenant Estoppels	40
4.17	Rent Roll	40
4.18	Intentionally Deleted.	40
4.19	Rate Management Agreement	40
4.20	Intentionally Deleted.	40
4.21	Intentionally Deleted	40
4.22	Property Management Contract	40
4.23	Estoppels	41
4.24	Certificate of Beneficial Ownership	41
4.25	Post-Closing Items.	41

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SECTION 5 DISBURSEMENT OF THE LOAN		41
5.1	Conditions Precedent in General	41
SECTION 6 REPRESENTATIONS AND WARRANTIES		42
6.1	Organization of Parties	42
6.2	Title	42
6.3	Declaration	42
6.4	Validity and Enforceability of Documents	42
6.5	Litigation and Liens	43
6.6	Utilities; Authorities	43
6.7	Solvency	43
6.8	Financial Statements	43
6.9	Compliance with Laws	43
6.10	Event of Default	44
6.11	Leases	44
6.12	Additional Agreements	44
6.13	Separate Tax Parcel	44
6.14	Rent Roll	44
SECTION 7 BORROWER'S COVENANTS; SECURITY INTERESTS		44
7.1	Compliance with Laws	44
7.2	Inspection	44
7.3	Appraisal	45
7.4	Liens	45
7.5	Concerning the Premises.	45
7.6	Financial Statements; Reports	46
7.7	Affirmation of Representations and Warranties	46
7.8	Taxes and Assessments	47
7.9	Proceedings Affecting Property	47
7.10	Disposal and Encumbrance of Property	47
7.11	Insurance.	47
7.12	Performance of Obligations; Notice of Default	49
7.13	Restrictions Affecting Obligors	49
7.14	Use of Receipts; Bank Accounts; Limitation on Distributions	49
7.15	Additional Documents	50
7.16	Ineligible Securities	51
7.17	Patriot Act; Sanctions; Anti-Corruption; Beneficial Ownership.	51
7.18	Loan Expenses	51
7.19	Management	51
7.20	Single Asset Entity	52
7.21	No Debt	52
7.22	Use of Loan Advances	52
7.23	Financial Covenants.	52
7.24	Approved Leases.	53
7.25	Reserved	55
7.26	Cash Management.	55

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7.27	Reserved.	55
7.28	Reserved.	55
7.29	Reserved	55
7.30	Collateral Assignment of Plans, Permits and Contracts	55
7.31	Certificate of Beneficial Ownership	55
7.32	Release of Collateral	56
SECTION 8 EVENTS OF DEFAULT		57
SECTION 9 REMEDIES		60
SECTION 10 ADMINISTRATIVE AGENT		61
10.1	Authorization and Action	61
10.2	Administrative Agent's Reliance, Etc	62
10.3	Notice of Defaults	62
10.4	Administrative Agent as Lender	63
10.5	Approvals of Lenders	63
10.6	Lender Credit Decision, etc	63
10.7	Indemnification of Administrative Agent by Lenders	64
10.8	Successor Administrative Agent	65
10.9	Other Loans by Lenders to Borrower	65
10.10	Request for Administrative Agent Action	66
10.11	Assignments/Participations.	66
10.12	Approval by Lenders.	68
10.13	Post Foreclosure Plans.	70
10.14	Co-Agents; Lead Managers	71
10.15	Delegation of Duties	71
10.16	Payments Sent in Error	71
SECTION 11 MISCELLANEOUS		73
11.1	Additional Indebtedness	73
11.2	Additional Acts	74
11.3	Loan Agreement Governs	74
11.4	Amendment; Waiver; Approval	74
11.5	Notice	74
11.6	Successors and Assigns of Borrower	77
11.7	Confidentiality	77
11.8	Governing Law	77
11.9	Indemnity by Borrower; Costs and Expenses	78
11.10	Administrative Agent's Representatives	79
11.11	Rules of Construction	79
11.12	Headings	79
11.13	No Partnership or Joint Venture	79
11.14	Time is of the Essence	79
11.15	Invalid Provisions	79
11.16	Acts by Lenders	80
11.17	Offset	80

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11.18	Binding Provisions	80
11.19	Counterparts	80
11.20	Attorneys’ Fees and Expenses; Enforcement	80
11.21	No Third Party Beneficiary	80
11.22	Publicity	80
11.23	JURISDICTION AND VENUE	80
11.24	JURY WAIVER	81
11.25	Entire Agreement	81
11.26	Customer Identification - USA Patriot Act Notice	81
11.27	Nonliability of Administrative Agent or Lenders	81
11.28	Cashless Settlements	82
11.29	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	82
11.30	Acknowledgment Regarding any Supported QFCs	83

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Exhibits and Schedules

Schedule SG/P	- List of Subsidiary Guarantors/Portfolio Properties
Schedule 1	- Commitment Amount/Percentage
Schedule 2	- Allocated Principal Balances
Schedule 6.1	- Organizational Chart of Borrower/Subsidiary Guarantors

Exhibit A1-12	- Legal Description (each Portfolio Property)
Exhibit B	- Form of Note
Exhibit C	- Reserved
Exhibit D	- Required Insurance
Exhibit E	- Compliance Certificate (Borrower)
Exhibit F	- Form of Assignment and Acceptance Agreement
Exhibit G	- Intentionally Deleted
Exhibit H	- Intentionally Deleted
Exhibit I	- Escrow and Reserve Requirements
Exhibit J	- Post-Closing Items
Exhibit K	- Rent Roll (each Portfolio Property)

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LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of March 31, 2022 (the “Loan Opening Date”) by and among NADG NNN 50/50 LP, a Delaware limited partnership (“Borrower”), each of the financial institutions identified on Schedule 1 hereto and their successors and assigns (collectively, the “Lenders” and individually, a “Lender”), CIBC BANK USA, an Illinois state chartered bank, and its successors and assigns (in such capacity “Administrative Agent”), as administrative agent for the Lenders in accordance with the terms of Section 10, and each Subsidiary Guarantor listed on Schedule SG/P attached hereto.

SECTION 1

RECITALS

1.1       Borrower is the fee owner of the properties described on Exhibits A1-A12 attached hereto (collectively, the “Portfolio”).

1.2       Borrower has requested that the Lenders make a loan to Borrower in the aggregate, maximum principal amount of Seventeen Million and No/100 Dollars ($17,000,000.00) to finance the Portfolio. The Lenders have agreed to make the Loans subject to the terms and conditions set forth herein.

1.3       In consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, the Lenders, and Administrative Agent agree as follows:

SECTION 2

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Acceleration Event” shall mean the occurrence of an Event of Default (i) in respect of which all or any portion of the Obligations have become or been declared due and payable pursuant to Section 9(d), (ii) in respect of which all or a portion of the Commitments have been suspended or terminated pursuant to Section 9(c), or (iii) arising under Section 8(a) as a result of a failure to pay the outstanding principal balance of the Loan on the Maturity Date.

“Adjusted Base Rate” shall mean a rate per annum equal to one quarter of one percent (0.25%) plus the Base Rate.

“Adjusted Net Operating Income” means, for any period, for any Property, the Property NOI less the Capex Reserve for such Property for such period.

“Administrative Agent“ shall mean CIBC Bank USA in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

“Affiliate(s)” shall mean any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise. For purposes of clarity, Canadian Imperial Bank of Commerce and each of its direct and indirect subsidiaries are “Affiliates” of CIBC Bank USA.

“Allocated Principal Balance” shall mean the aggregate Commitment amount allocated to each Portfolio Property, as more particularly set forth on Schedule 2, as the same shall be amended in connection with any Release Transaction.

“Agent Parties” has the meaning ascribed to such term in Section 11.5(c)(ii).

“Applicable Law(s)” shall mean all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local government or agency which are applicable to the Obligors and/or the Portfolio.

“Approved Fund” shall mean any Fund that is administered, managed, advised or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Manager” shall mean the Property Manager, any Affiliate of North American Development Group, or any other reputable and creditworthy property manager, such other reputable and creditworthy property manager being subject to the prior reasonable approval of Administrative Agent.

“Approved Lease” shall mean:

(a)       Each of the Leases described on the Rent Roll of each Portfolio Property attached hereto as Exhibit K (collectively, the “Rent Roll”); and

(b)      Any Lease executed after the Loan Opening Date that (i) is approved in writing by Lender or (ii) is deemed approved by Administrative Agent pursuant to Section 7.24(a).

“Assignee” has the meaning ascribed to such term in Section 10.11(a).

“Assignment and Acceptance Agreement” shall mean an Assignment and Acceptance Agreement among a Lender, an Assignee and Administrative Agent, substantially in the form of Exhibit F.

“Assignment of Agreements” shall mean that certain Assignment of Agreements Affecting Real Estate dated as of even date herewith from Borrower to Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Assignment of Leases, Rents and Contract Rights” shall mean, individually and/or collectively, as the context may require, each Assignment of Leases, Rents and Contract Rights dated as of even date herewith from a Subsidiary Guarantor to Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Assignment and Subordination of Management Agreement”: shall mean, individually and/or collectively, as the context may require, each Assignment and Subordination of Management Agreement and Management Fees by and among a Property Manager, Borrower and/or a Subsidiary Guarantor and Administrative Agent, for the benefit of itself and the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Available Tenor” shall mean, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Term SOFR Interest Period” or similar term pursuant to Section 3.11.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products” means any service provided to, facility extended to, or transaction entered into with, Borrower by any Lender or its Affiliates consisting of, (a) deposit accounts, (b) cash management services, including, controlled disbursement, lockbox, electronic funds transfers (including, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with any Lender or its Affiliates, (c) debit cards and credit cards or (d) any other service provided to, facility extended to, or transaction entered into with, Borrower by a Lender or its Affiliates.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time between Borrower and a Lender or its Affiliates in connection with any of the Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower to any Lender or its Affiliates pursuant to or evidenced by the Bank Products Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower or any Guarantor is obligated to reimburse to Administrative Agent or any Lender as a result of Administrative Agent or any such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrower or any Guarantor pursuant to the Bank Product Agreements.

“Bankruptcy Proceeding” has the meaning ascribed to such term in Section 8(e)(i).

“Base Rate” shall mean the greater of (a) the Prime Rate minus one and a quarter of one percent (1.25%), and (b) the Federal Funds Rate plus one and a half percent (1.50%).

“Base Rate Loan” shall mean any portion of the outstanding principal amount of the Loans that is bearing interest at the Adjusted Base Rate.

“Benchmark” shall mean, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.11.

“Benchmark Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including (a) changes to the definition of “Business Day” or other related definitions, (b) the addition of concepts such as “interest period”, (c) changes to timing and/or frequency of determining rates, making interest payments, giving borrowing requests, prepayment, conversion or continuation notices, or length of lookback periods, (d) the applicability of Section 3.10(d) and (e) other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.11.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower Materials” has the meaning ascribed to such term in Section 11.5(d).

“Business Day” shall mean a day of the week (but not a Saturday, Sunday or holiday in the United States or Canada) on which the Chicago, Illinois offices of Administrative Agent are open to the public for carrying on substantially all of Administrative Agent’s business functions, provided, however, that when used in the context of a SOFR Loan, the term “Business Day” shall also exclude any day that is not also a SOFR Business Day. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capex Reserve” means an amount equal to $0.15 per annum per net rentable square foot of each Property.

“Cash Sweep Period” shall mean a period commencing upon the occurrence of a Cash Sweep Trigger Event and ending at such time as the Portfolio achieves a Debt Service Coverage Ratio (Imputed) of at least 1.20 to 1.00.

“Cash Sweep Trigger Event” shall mean the event that will occur if, as of any Determination Date, the Debt Service Coverage Ratio (Imputed Rate) is less than 1.20 to 1.00, unless, within fifteen (15) Business Days after written notice from Lender to Borrower that the Debt Service Coverage Ratio (Imputed Rate) is less than 1.20 to 1.00, Borrower prepays the principal of the Loan by an amount such that after application of such prepayment, the Debt Service Coverage Ratio (Imputed Rate) is at least 1.20 to 1.00. If, however, on any Determination Date the Debt Service Coverage Ratio (Imputed Rate) is less than 1.15 to 1.00, then, within fifteen (15) Business Days after written notice from Lender, Borrower shall be required to reduce the Loan balance using first any cash in the Restricted Account and thereafter Borrower funds to prepay the principal of the Loan by an amount such that after application of such prepayment, the Debt Service Coverage Ratio (Imputed Rate) is 1.25 to 1.0.

“Cash Management Agreement” shall mean the Cash Management Agreement executed by Borrower and Administrative Agent as of the Loan Opening Date which shall become operative in the event of and upon the occurrence of a Cash Sweep Trigger Event, as provided in Section 7.26, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Certificate of Beneficial Ownership” shall mean a certificate regarding beneficial ownership delivered pursuant to Section 4.24, as from time to time updated in accordance with the terms of this Agreement, as required by the Beneficial Ownership Regulation.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Collateral” shall mean all of the property (including all personal, real, tangible and intangible property) in which the Loan Documents grant (or purport to grant) Administrative Agent, for the benefit of Lenders, a lien or a security interest.

“Commitment” shall mean, as to each Lender, such Lender's obligation to make Loans pursuant to Section 3.1 in the amount set forth for such Lender on Schedule 1 attached hereto as such Lender's Commitment or as set forth in the applicable Assignment and Acceptance Agreement, or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 10.11.

“Commitment Percentage” shall mean, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender's Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero (0), the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

“Compliance Certificate” shall mean a certificate in the form of Exhibit E.

“Continue”, “Continuation” and “Continued” each shall mean the continuation of a SOFR Loan based on Term SOFR from one Term SOFR Interest Period to the next Term SOFR Interest Period pursuant to Section 3.2(h).

“Control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided, however, that the ability of another Person to exercise customary veto or consent rights will not derogate the other Person from having Control. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each shall mean the conversion of the Loan from one Type to another Type.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Cure Period” has the meaning ascribed to such term in Section 8(b).

“Debt Service (Imputed Rate)” shall mean, as of any Determination Date, an amount equal to the payments of principal and interest that would be payable under a hypothetical loan over the course of one (1) year, assuming:

(i)       an initial loan balance equal to the Principal Balance as of the Determination Date;

(ii)       except as provided in clause (iii) below, an interest rate equal to the Swapped Fixed Rate for the portion of the Principal Balance that is covered by a Rate Management Agreement, if any;

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(iii)       the Notional Interest Rate (i) for any portion of the Principal Balance that is not covered by a Rate Management Agreement, and (ii) for the entire Principal Balance during the six-month period immediately preceding the Maturity Date; and

(iv)       amortization of the Principal Balance over a thirty (30) year period.

“Debt Service Coverage Ratio (Imputed Rate)” shall mean, as of any given date, the ratio, as reasonably determined by Administrative Agent, on an aggregate Portfolio basis, of Adjusted Net Operating Income to Debt Service (Imputed Rate).

“Declarations” shall mean any documents containing covenants, conditions, restrictions, easements, operating agreements or the like, which benefit or burden a Portfolio Property, or both, whether or not recorded.

“Default Right” has the meaning ascribed to such term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender's good faith determination that one or more conditions precedent to funding have not been satisfied (each of which failures shall be specifically identified in such notice), (b) has otherwise failed to pay over to Administrative Agent, or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (c) has (i) been deemed or has a direct or indirect parent company that has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, or had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (ii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts with the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or such Governmental Authority to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (d) has notified Borrower, Administrative Agent, or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit (unless such notice or public statement indicates that such intention is based on a good faith determination that one or more conditions precedent to funding have not been satisfied (which notice or public statement specifically identifies the conditions not satisfied and the basis therefor)) or (e) has failed to confirm within three (3) Business Days of a request by Administrative Agent or Borrower that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.7(c)) upon delivery of written notice of such determination to Borrower and each Lender.

“Default Rate” shall mean the lesser of (a) five percent (5.0%) per annum plus the Interest Rate, and (b) the maximum rate provided by Applicable Law.

“Determination Date” shall mean (i) each June 30 and December 31 between the Loan Opening Date and the Maturity Date, until and unless a Cash Sweep Trigger Event occurs, and (ii) from and after the occurrence of a Cash Sweep Trigger Event, the last day of each calendar quarter between the date of such Cash Sweep Trigger Event and the termination of the resulting Cash Sweep Period. Upon the termination of a Cash Sweep Period, and thereafter until and unless another Cash Sweep Trigger Event occurs, the Determination Date shall again mean each June 30 and December 31.

“Distribution” has the meaning ascribed to such term in Section 7.14(e).

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Double Net Lease” means a Lease by a tenant of a Property under which the tenant is financially responsible for real estate taxes and insurance premiums relating to such Property and Landlord is responsible for maintenance of the roof and structure of the Property.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person who is: (i) currently a Lender; (ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of Two Hundred Fifty Million Dollars ($250,000,000.00); (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least Five Hundred Million Dollars ($500,000,000.00); (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of Ten Billion Dollars ($10,000,000,000.00), provided that such bank is acting through a branch or agency located in the United States of America or (v) an Approved Fund.

“Environmental Laws” shall mean any and all federal, state, local and foreign laws or statutes that relate to or impose liability or standards of conduct concerning public or occupational health and safety or the environment, as now or hereafter in effect and as have been or hereafter may be amended, modified or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Authorization Act of 1994 (42 U.S.C. §5101 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Safe Drinking Water Act of 1974 (42 U.S.C. §300(f) et seq.), the Occupational Safety and Health Act of 1970 (29 U.S.C. §651 et seq.), and all rules, regulations, codes, ordinances and guidance documents now or hereafter promulgated or published thereunder, and the provisions of any licenses, permits, orders and decrees now or hereafter issued pursuant to any of the foregoing, including common law, conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of a Portfolio Property; or requiring notification or disclosure of releases of Hazardous Material or other environmental condition of a Portfolio Property to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“Erroneous Payment” has the meaning ascribed to such term in Section 10.16.

“Erroneous Payment Deficiency Assignment” has the meaning ascribed to such term in Section 10.16.

“Erroneous Payment Impacted Class” has the meaning ascribed to such term in Section 10.16.

“Erroneous Payment Return Deficiency” has the meaning ascribed to such term in Section 10.16.

“Erroneous Payment Subrogation Rights” has the meaning ascribed to such term in Section 10.16.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning ascribed to such term in Section 8.

“Excess Cash Flow” shall mean, for any period, all Gross Revenues actually received during such period less the sum of:

(a)       actual principal and interest payments on the Loan during the period (taking into account any payments or receipts in respect of Rate Management Agreements);

(b)       all expenditures of all kinds made by Borrower or Guarantors with respect to the operation or the ownership of Property in the normal course of business determined on a cash basis consistent with industry standards for such period, including payment of taxes, insurance and reserve deposits made in accordance with the terms hereof, but only to the extent that such expenditures are not required to be paid or reimbursed by the applicable tenant under the applicable Lease.

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“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (it being agreed that a Recipient will not require that any such Taxes be withheld or deducted from payments by Borrower unless it is also requiring that such Taxes be withheld or deducted from loan payments made by similarly situated borrowers): (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to the Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment made at the request of Borrower or any Guarantor) or (ii) Lender changes its lending office (other than change in lending office made at the request of Borrower or any Guarantor) and (c) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor or version that is substantially compatible and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into by the United States pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA” has the meaning ascribed to such term in Section 7.17(d).

“Federal Funds Rate” shall mean for any day, a fluctuating interest rate equal for each day during such period to the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) one-quarter of one percent (0.25%), or, if such rate is not so published for any day which is a Business Day, the comparable rate determined by Administrative Agent in its reasonable, good faith discretion. Administrative Agent's determination of such rate shall be binding and conclusive absent manifest error.

“Fee Letter“ shall mean that separate fee letter dated as of even date herewith by and between Borrower and Administrative Agent.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Revenues” shall mean all gross income as determined under the cash method of accounting derived from or related in any manner to the ownership or operation of the Portfolio, including, without limitation, gross rents, gross receipts, and all other revenue, reimbursements, property tax refunds or rebates (net of any amounts due back to Tenants under the Leases), deposits or reserves (excluding security deposits) or Lease termination payments.

“Guarantor” shall mean, individually and collectively, NADG NNN Property Fund LP (“REIT”) and NADG NNN Real Estate Investment Trust (“Trust”) (individually and/or collectively, “NADG Guarantor”), and each Subsidiary Guarantor.

“Guaranty” shall mean each Guaranty Agreement, dated as of the Closing Date and given by NADG Guarantor and each Subsidiary Guarantor, as applicable, in favor of Administrative Agent, for the benefit of itself and the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Hazardous Material” shall mean any hazardous substance or any pollutant or contaminant defined as such in, or for purposes of, any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree, in each case as now or hereafter in force and effect; asbestos or any substance or compound containing asbestos; polychlorinated biphenyls or any substance or compound containing any polychlorinated biphenyl; petroleum and petroleum products; pesticides; and any other hazardous, toxic or dangerous waste, substance or material but excluding materials customarily used in the maintenance of buildings, and cleaning materials, office products and other materials customarily used in the operation of properties similar to a Portfolio Property, provided that, in each case, such materials are stored, handled, used and disposed of in compliance with Applicable Laws and regulations and are individually and in the aggregate not in such quantities as may result in contamination of such Portfolio Property or any part thereof.

“Improvements” shall mean all structures, paving, lighting, landscaping, utility lines and equipment and all other site improvements and all other improvements located on any Portfolio Property.

“Indemnifiable Amounts” has the meaning ascribed to such term in Section 10.7.

“Indemnified Party” has the meaning ascribed to such term in Section 11.9(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnity Agreement” shall mean each Environmental Indemnification Agreement executed by Borrower, NADG Guarantor and each Subsidiary Guarantor, as applicable, in favor of Administrative Agent, for the benefit of Lenders, as the same may be amended, restated or supplemented and in effect from time to time.

“Interest Rate” shall mean, with respect to each day during which interest accrues on the Loan, the rate per annum (expressed as a percentage) equal to (i) for SOFR Loans, either (a) Term SOFR for the applicable Term SOFR Interest Period for such day, plus the SOFR Margin; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 3.11, such Benchmark Replacement for such day plus the SOFR Margin; provided that if Agent shall exercise its rights under Section 3.10(b) or Section 3.10(c), the Adjusted Base Rate shall apply for such day and (ii) for Base Rate Loans, the Adjusted Base Rate for such day; provided that, for each of (i) and (ii), if Agent shall exercise its rights under Section 3.2(b), the Adjusted Base Rate plus the Default Rate shall apply for such day Notwithstanding the foregoing, the Interest Rate shall not at any time be less than zero percent (0%) per annum.

“Lease” or “Leases” shall mean any and all present and future leases at any Portfolio Property or any portion thereof, and all licenses and agreements providing for the use or occupancy of a Portfolio Property or any portion thereof.

“Lending Office” shall mean, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify Administrative Agent in writing from time to time.

“Liquidity” shall mean, as of any date, liquid assets of Guarantors, which, except for uncalled capital commitments of investors in NADG Guarantor, are totally unencumbered (whether in favor of Administrative Agent or anyone else).

“Loan” or “Loans” shall mean the loans from Lenders to Borrower in an amount not to exceed Seventeen Million and No/100 Dollars ($17,000,000.00) in the aggregate, which are to be disbursed pursuant to this Agreement and which loans shall otherwise be governed by the provisions hereof.

“Loan Advance” shall mean the disbursement of all proceeds of the Loan to be made on the Loan Opening Date in accordance with the terms and conditions of this Agreement.

“Loan Documents” shall mean this Agreement, each Mortgage, the Notes, each Assignment of Leases, Rents and Contract Rights, each Assignment of Management Agreement, each Indemnity Agreement, each Guaranty, any Rate Management Agreement, the Cash Management Agreement, the UCC-1 financing statements to be filed against Borrower and each Subsidiary Guarantor, as applicable, each UCC-1 fixture filing to be recorded against each Portfolio Property and every other document now or hereafter evidencing, securing or otherwise executed in conjunction with the Loans, together with all amendments, restatements, supplements and modifications thereof.

“Loan Expenses” shall mean, collectively, the expenses, charges, costs (including both hard costs and soft costs) and fees relating to the making, administration, negotiation, documentation or any other aspect of the Loans, including, without limitation, Administrative Agent's and Lenders' reasonable attorneys' fees and costs in connection with the negotiation, documentation and enforcement of the Loans, all recording fees and charges, title insurance charges and premiums, escrow fees, fees of insurance consultants, costs of surveys and of other bonds required by the Title Company in connection with clearing title to a Portfolio Property or the issuance of title reports, binders, policies and the like, and all other costs, expenses, charges and fees referred to in or necessitated by the terms of this Agreement or any of the other Loan Documents.

“Loan Opening Date” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Material Adverse Occurrence” shall mean an occurrence of any nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which (a) materially adversely affects the financial condition or operations of Borrower and/or any Guarantor and/or the Portfolio, (b) materially impairs the ability of Borrower and/or any Guarantor to perform its obligations under the Loan Documents or the ability of Administrative Agent or any Lender to enforce its rights or remedies under the Loan Documents or (c) materially adversely effects any substantial portion of the Collateral or the legality, validity, binding effect or enforceability against Borrower and/or any Guarantor for any Loan Document; provided, however, that “Material Adverse Occurrence” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Borrower operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement; or (vi) any changes in applicable laws or accounting rules.

“Maturity Date” shall mean March 31, 2027, as the same may be earlier terminated in accordance with the terms of this Agreement.

“Mortgage” shall mean, individually and/or collectively as the context may require, each first priority mortgage, deed of trust, deed to secure debt with assignment of leases and rents or similar security agreement, executed and delivered by a Subsidiary Guarantor as security for the Obligations which encumbers each Portfolio Property, as applicable, now or hereafter delivered to secure the Obligations, as each of the same may be as the same may be amended, restated, modified or supplemented and in effect from time to time, each in form and substance reasonably satisfactory to Administrative Agent.

“Net Worth” shall mean, as of any date, total assets (inclusive of the value of the Portfolio Properties) minus total liabilities, as such amounts are determined in accordance with GAAP or on such other basis as approved by Administrative Agent in its reasonable discretion.

“Non-Consenting Lender” has the meaning ascribed to such term in Section 10.12(g).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” or “Notes” shall mean the Promissory Note or Promissory Notes evidencing the Loans by Borrower payable to the order of each Lender in the maximum principal amount of such Lender's Commitment, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Notional Interest Rate” shall mean a rate of interest equal to the greatest of (i) the interest rate of five percent (5.0%) per annum, (ii) the aggregate per annum rate equal to the Treasury Rate plus one and one-half percent (1.50%) and (iii) the actual rate of interest accruing on the Loans as of the Determination Date (taking into account any Risk Management Agreement that exists).

“Obligations” shall mean, individually and collectively: (a) the aggregate Principal Balance of, and all accrued and unpaid interest on, all Loans; (b) [intentionally omitted], (c) any Rate Management Obligations, and (d) all Bank Product Obligations permitted hereunder, and (e) all other indebtedness, liabilities, obligations, covenants and duties of Borrower and the other Obligors owing to Administrative Agent or any Lender of every kind, nature and description, under or in respect of the Note and this Agreement or any of the other Loan Documents, including, without limitation, the reasonable fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding excluding, however, the debts, obligations and liabilities of Borrower under the Indemnity Agreement and the debts, obligations and liabilities of each Guarantor under the applicable Guaranty and Indemnity Agreement. Without limiting the foregoing, the Obligations include (i) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Loan Document and (ii) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of Borrower.

“Obligors” shall mean any Person now or hereafter primarily or secondarily obligated to pay all or any part of the Obligations, including, without limitation, Borrower and each Guarantor.

“OFAC” has the meaning ascribed to such term in Section 7.17(b).

“Operating Account“ shall mean the account(s) maintained by Borrower with Administrative Agent.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court, transfer, value added, excise or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than assignment made pursuant to Section 3.10(e)).

“Owner” has the meaning ascribed to such term in Section 7.14(e).

“Participant” has the meaning ascribed to such term in Section 10.11(d).

“Participation Register” has the meaning set forth in Section 10.11(d).

“Payment Recipient” has the meaning ascribed to such term in Section 10.16(a).

“Permitted Exceptions” shall mean the exceptions to the title of a Portfolio Property set forth in the applicable Title Policy.

“Permitted Transfers” shall mean any transfer of indirect ownership interests in Borrower or any Subsidiary Guarantor by and between REIT and Trust; so long as immediately following such transfer any one or more of Robert S. Green, ***, *** or Stephen Preston maintains day-to-day Control and decision making of Borrower or such Subsidiary Guarantor; provided, however, that in the case of any such transfer that would cause any Person to own, directly or indirectly, twenty percent (20%) or more of the equity interests in Borrower or any Subsidiary Guarantor, either (x) at the time of the proposed transfer such Person already owns, directly or indirectly, at least twenty percent (20%) of the equity interests in Borrower or such Subsidiary Guarantor, or (y) the proposed transfer has been reviewed and approved by Administrative Agent (acting reasonably, based on “Know Your Customer,” Patriot Act or similar requirements).

Notwithstanding anything contained herein to the contrary, no transfer shall be a Permitted Transfer if: (A) an Event of Default is continuing under this Agreement when the proposed transfer occurs, or (B) when the proposed transfer occurs, the transferee is subject to a Bankruptcy Proceeding. Other than in the event of death by a natural person, Borrower shall give Administrative Agent at least thirty (30) days prior written notice of any Permitted Transfer, which could cause a new Person to hold, directly or indirectly, twenty percent (20%) or more of the beneficial ownership interest in Borrower or Subsidiary Guarantor following such transfer and prior to such transfer becoming effective and, as a condition thereto, Borrower shall deliver copies of any and all information and documents reasonably requested by Administrative Agent related to the transfer, including but not limited to (a) amendments to the organizational documents of Borrower or such Subsidiary Guarantor and (b) information related to the person or entity acquiring such interest in order for Administrative Agent to conduct its "Know Your Customer", Patriot Act and Bank Secrecy Act due diligence and similar requirements.

“Person” shall mean any individual, firm, corporation, business enterprise, trust, association, joint venture, partnership, limited liability company, governmental body or other entity, whether acting in an individual, fiduciary or other capacity.

“Platform” shall mean Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Post-Foreclosure Plan” shall have the meaning ascribed to such term in Section 10.13(a).

“Prime Rate” shall mean an annual rate of interest equal to the prime rate as announced from time to time by Administrative Agent or its parent (which is not necessarily the lowest rate charged to any customer), adjusted and changing immediately when and as said prime rate changes. Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

“Principal Balance” shall mean the unpaid principal balance of the Loans outstanding from time to time.

“Principal Office” shall mean 120 S. LaSalle Street, Chicago, Illinois 60603.

“Portfolio Property” shall mean, individually and/or collectively, the Properties set forth on Schedule SG/P attached hereto as of the Loan Opening Date. Upon the occurrence of a Release Transaction, Schedule SG/P shall be updated to remove any Released Property.

“Property” shall mean, individually and collectively, as the context may require, each Portfolio Property, and any and all property, whether real, personal, tangible, intangible, or mixed, of a Person, or other assets owned, leased or operated by such Person which is security for the Obligations.

“Property Management Contract” shall mean each Property Management Agreement by and between Borrower and/or a Subsidiary Guarantor and Property Manager, as the same may be amended, restated, modified or supplemented and in effect from time to time, as reasonably approved by Administrative Agent.

“Property Management Fees” means, with respect to each Property for any period, an assumed amount equal to the greater of (a) actual property management fees for such Property, adjusted to exclude tenants whose rent was excluded from Property NOI pursuant to such definition and (b) for any Property whose rent was included in the Adjusted Net Operating Income calculation, the sum of (x) three percent (3%) of the aggregate base rent due and payable under Double Net Leases with tenants at such Property and (x) two percent (2%) of the aggregate base rent due and payable under Triple Net Leases with tenants at such Property.

“Property NOI” means, with respect to the Portfolio, as of any date of calculation, the sum of:

a)	the aggregate minimum base rent from the operations of each Property during such period from tenants in occupancy; plus

b)	with respect to any executed Leases with respect to which the applicable tenant will occupy and commence paying rent within three (3) months of the date of calculation, an amount of hypothetical rent equal to the minimum base rent that would have been payable for such period had the Lease term commenced and the tenant occupied the Property at the beginning of such period; minus

c)	the amount of all expenses (excluding Property Management Fees, interest, amortization and depreciation, but including an appropriate accrual for property taxes and insurance) directly attributable to the ownership, operation or maintenance of such Property during the given period, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses but only to the extent that (x) such expenses are not required to be paid or reimbursed (i) by the applicable tenant under the applicable Lease or (ii) the applicable Property Manager under the applicable Property Management Agreement or (y) such expenses relate to a Property (or any portion thereof) that is vacant or the tenant of the Lease with respect such a Property (or any portion thereof) is in default of payment or other material monetary obligations under their lease for 90 days or more, minus

d)	all rents and other income received from tenants or licensees, (x) that are in default of payment or other material monetary obligations under their lease for 90 days or more, (y) that are subject to a Bankruptcy Event, or (z) whose Lease expires within 120 days of such date of calculation and who have not executed a Lease renewal or exercised any contractual extension option for such Lease prior to such date of calculation; minus

e)	an amount equal to (x) the greater of the actual vacancy rate for the Portfolio, or (y) 2.5% times the aggregate base rent from all Leases with respect to the Portfolio; minus

f)	the aggregate amount of all lease termination fees received during such period; minus

g)	Property Management Fees.

Property NOI will be calculated for the most recently ended fiscal quarter, annualized.

“Property Manager” shall mean, any property manager reasonably approved by Administrative Agent, subject to a Property Management Agreement for any Portfolio Property.

“Public Lender” has the meaning ascribed to such term in Section 11.5(d).

“Purchasing Party” has the meaning ascribed to such term in Section 10.12(g).

“QFC” has the meaning ascribed to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning ascribed to such term in Section 11.30.

“Rate Management Agreement” shall mean any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including, without limitation, any ISDA Master Agreement between Borrower and Administrative Agent, any Lender or any Affiliate of Administrative Agent or any Lender, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Rate Management Obligations” shall mean, any and all obligations of Borrower to Administrative Agent or any Lender or any Affiliate of Administrative Agent or any Lender, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Recipient” shall mean (a) Administrative Agent, (b) any Lender, its successors and assigns, as applicable.

“Reference Time” shall mean, respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, then approximately a time substantially consistent with market practice two (2) SOFR Business Days prior to (i) if the date of such setting is a SOFR Business Day, such date or (ii) otherwise, the SOFR Business Day immediately preceding such date and (b) if such Benchmark is not Term SOFR, then the time determined by Administrative Agent in accordance with the Benchmark Conforming Changes. If by 5:00 pm (New York City time) on any interest lookback day, Term SOFR in respect of such interest lookback day as described in clause (a) above has not been published on the SOFR Administrator’s Website, then Term SOFR for such interest lookback day will be Term SOFR as published in respect of the first preceding SOFR Business Day for which Term SOFR was published on the SOFR Administrator’s Website; provided that such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day.

“Register” has the meaning ascribed to such term in Section 10.11(e).

“Relevant Governmental Body” shall mean the Federal Reserve Board, the Federal Reserve Bank of New York, a committee officially endorsed or convened by either thereof, or any successor thereto.

“Released Property” has the ascribed to such term in Section 7.32(a).

“Release Transaction” has the meaning ascribed to such term in Section 7.32(a).

“Rent Roll” has the meaning ascribed to such term in the definition of “Approved Lease”.

“Replacement Lender” has the meaning ascribed to such term in Section 3.10(e).

“Required Lenders” shall mean, as of any date, Lenders whose aggregate Commitment Percentage equals or exceeds sixty-six and two thirds of one percent (66%%) (excluding Defaulting Lenders who, accordingly, are not entitled to vote), or if the Commitments (or any part thereof) are no longer in effect, Lenders holding at least sixty-six and two thirds of one percent (66%%) of the aggregate outstanding principal amount of the Loans (excluding Defaulting Lenders who, accordingly, are not entitled to vote); provided, that (i) at any time that there are two (2) or more Lenders, “Required Lenders” must include at least two (2) Lenders (that are not Affiliates of one another), (ii) at all times when fewer than three (3) Lenders are party to this Agreement, the term “Required Lenders” shall mean all Lenders, except Defaulting Lenders, and (iii) at all times when three (3) or more Lenders are party to this Agreement, the term “Required Lenders” shall include Administrative Agent.

“Required Pay Down” has the meaning ascribed to such term in Section 7.32(a)(ii).

“Reserves” shall mean the reserves described in Section 3.1(b).

“Restricted Account” shall have the meaning ascribed to such term in the Cash Management Agreement.

“Signing Entity” shall mean any entity (other than Borrower itself) that appears in the signature block of Borrower or any Guarantor in any Loan Document.

“SOFR” shall mean, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

“SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Administrative Agent in its reasonable discretion).

“SOFR Administrator’s Website” shall mean the website of the SOFR Administrator, currently at https://www.cmegroup.com/market-data/cme-group-benchmark- administration/term-sofr.html, or any successor source for Term SOFR identified by the SOFR Administrator from time to time.

“SOFR Borrowing” shall mean the SOFR Loans comprising a borrowing of Loans.

“SOFR Business Day” shall mean any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Loan” shall mean a Loan that bears interest at a rate based on Term SOFR.

“SOFR Margin” shall mean one and eighty one hundredths of one percent (1.80% per annum for a Term SOFR Interest Period of one month.

“State” shall mean the state in which a Portfolio Property is located.

“Subsidiary Guarantor” shall mean each wholly owned subsidiary of Borrower listed on Schedule SG/P (which subsidiary shall be an entity formed under the laws of the United States of America or one of the several states thereof) that owns a Portfolio Property.

“Supported QFC” has the meaning ascribed to such term in Section 11.30.

“Survey” shall mean the plat or survey of a Portfolio Property as described in Section 4.2.

“Swapped Fixed Rate” shall mean the Fixed Rate specified in any Rate Management Agreement from time to time in effect.

“Taking” has the meaning ascribed to such term in Section 10.10.

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Tenant” shall mean, individually and collectively as the context may require, each tenant hereafter occupying a Portfolio Property pursuant to a Lease.

“Tenant Letter of Credit” has the meaning ascribed to such term in Section 7.24(c).

“Term SOFR” shall mean, with respect to each day of any applicable SOFR Loan for any Term SOFR Interest Period, the greater of (a) the forward-looking term rate for a period comparable to such Term SOFR Interest Period based on SOFR that is published by the SOFR Administrator and is displayed on the SOFR Administrator’s Website at approximately the Reference Time for such Term SOFR Interest Period and (b) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.11, in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.

“Term SOFR Interest Period” shall mean with respect to that portion of the Loan bearing interest based on Term SOFR, a period of 1 month to the extent such tenor is an Available Tenor, commencing on a SOFR Business Day as selected by Borrower in accordance with this Agreement, or on such other SOFR Business Day as is acceptable to Administrative Agent and Borrower; provided, however, that (a) if any Term SOFR Interest Period would end on a day other than a Business Day, such Term SOFR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Term SOFR Interest Period shall end on the next preceding Business Day, (b) any Term SOFR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term SOFR Interest Period) shall end on the last Business Day of the last calendar month of such Term SOFR Interest Period, (c) no Term SOFR Interest Period shall extend beyond the Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 3.11 shall be available for specification in any borrowing request. For purposes hereof, the date of a Loan or SOFR Borrowing initially shall be the date on which such Loan or SOFR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or SOFR Borrowing.

“Title Company” shall mean a title insurance company which insures title to any Portfolio Property.

“Title Policy” shall mean a title insurance policy described in Section 4.4.

“Treasury Rate” shall mean the yield (converted as necessary to an annual interest rate) on the United States Treasury Security (as hereinafter defined) having a maturity date closest to ten (10) years from the Determination Date as displayed in the Bloomberg Financial Markets system at approximately 8:00 a.m. Chicago, Illinois time on the second (2nd) Business Day preceding the Determination Date, provided, however, if the Bloomberg Financial Markets system is no longer available, Administrative Agent, in its sole discretion, shall designate another daily financial or governmental news service or publication of national circulation to be used to determine such yield and/or such spread. As used herein “United States Treasury Security” shall mean any actively traded United States Treasury bond, bill or note, and if more than one issue of United States Treasury Security is scheduled to mature on or about ten (10) years from the Determination Date then to the extent possible, the United States Treasury Security maturing closest and prior to the tenth (10th) anniversary of the Determination Date will be chosen as the basis of the yield.

“Triple Net Lease” means a Lease by a tenant of a Property under which the tenant is financially responsible for real estate taxes and assessments, repairs and maintenance (except for major roof and structural repairs and other customary exclusions for Triple Net Leases), insurance premiums, and other expenses relating to the operation of such Property.

“Type” shall mean with respect to any Loan, whether such Loan is a SOFR Loan or Base Rate Loan.

“U.S. Special Resolution Regimes” shall mean the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unmatured Default” shall mean an event or circumstance that with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“U.S. Tax Compliance Certificate” is defined in Section 3.9(d)(i).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the Write-Down and Conversion Powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 3

LOAN TERMS

3.1       Commitments, Loans and Notes.

(a)       Generally. Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make the Loans to Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender's Commitment. The Loan Advance shall be disbursed on the Loan Opening Date, and thereafter there shall be no obligation for any Lender to fund any further advances under the Loan. The Loan is not a revolving credit line, and no payments or credits shall increase the maximum principal amount available under the Loan.

(b)       Reserves. Following the occurrence and during the continuance of an Event of Default, Borrower shall establish reserves and/or escrows in accordance with the terms of this Agreement (collectively, the “Reserves”), which Reserves shall only include taxes and insurance for Portfolio Properties in accordance with the terms set forth on Exhibit I; provided, however, no Reserves shall be established for any Portfolio Property where the tenant is responsible for paying taxes and insurance under a Lease with respect to such Portfolio Property. Amounts set aside as Reserves shall not be available for disbursement to Borrower for any purpose other than payment of the item or group or items for which the Reserve was established. Provided that no Unmatured Default or Event of Default has occurred or is continuing under this Agreement or any of the other Loan Documents, Administrative Agent shall disburse the Reserves for the purposes and uses thereof, by disbursing funds to Borrower for payments of such amounts, or by reimbursing Borrower for having paid the same upon production of satisfactory evidence of such payments.

(c)       Notes. The Loans made by each Lender shall be evidenced by certain Promissory Notes of Borrower, each substantially in the form of Exhibit B, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender. The date, amount and type of each advance and payment or prepayment of principal with respect thereto, each Continuation thereof, and, in the case of SOFR Loans, the length of each Term SOFR Interest Period with respect thereto, shall be recorded by each Lender on its books and (at the discretion of each Lender) endorsed by each Lender on the schedules annexed to and constituting a part of its Note. Each such recordation, to the extent consistent with the determination of Administrative Agent, shall constitute prima facie evidence of the accuracy of the information so recorded in the absence of manifest error. The Note of each Lender shall (i) be dated the date hereof or, if a Lender's interest is hereafter assigned, the effective date of such assignment, (ii) be stated to mature on the Maturity Date, and (iii) provide for the payment of principal and interest in accordance with Section 3.3.

(d)       Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

(e)       Fees. Lenders have fully earned a non-refundable arrangement fee in the amount set forth in the Fee Letter and a non-refundable upfront fee in the amount set forth in the Fee Letter.

3.2       Interest Rates, Late Charges. Until and unless the Loan is Converted to a Base Rate Loan pursuant to any provision of this Agreement, the entire Loan shall be and remain a SOFR Rate Loan and the Principal Balance shall accrue interest at the Interest Rate.

(a)       Interest Rate. Borrower promises to pay to Administrative Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan, to (but excluding) the date such Loan shall be paid in full, at the Interest Rate for such Loan for the Term SOFR Interest Period therefore, subject to Section 3.2(b) and Section 3.11.

(b)       Default Rate. Upon the occurrence and during the continuance of an Event of Default under this Agreement or any of the other Loan Documents, and after the Maturity Date or following the acceleration of the maturity of the Loans, Administrative Agent, at its option, may, if permitted under Applicable Law, do one or both of the following: (a) increase the rate of interest on the Principal Balance and any other amounts then owing by Borrower to Administrative Agent or Lenders to the Default Rate until paid in full and (b) add any unpaid accrued interest to principal and such sum shall bear interest therefrom until paid in full at the Default Rate.

(c)       Late Charge. If any payment under this Agreement or any other Loan Document is not made within five (5) days after such payment is due (except for any principal payment due on the Maturity Date), then, in addition to the payment of the amount so due, Borrower shall pay to Administrative Agent for the account of Lenders a “late charge” equal to five percent (5.0%) of the amount of that payment. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Administrative Agent. Borrower agrees that the damages to be sustained by the Lenders for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents ($0.05) for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

(d)       Computations. Unless otherwise expressly set forth herein, any accrued interest on any Loan, any fees or any other Obligations due hereunder shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.

(e)       Continuation. Subject to Section 3.11, all Loans outstanding hereunder shall be maintained as SOFR Loans and Continued as such as of the commencement of each Term SOFR Interest Period. Each new Term SOFR Interest Period under this Section 3.2(h) shall commence on the last day of the immediately preceding Term SOFR Interest Period.

(f)       Usury. In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless Borrower shall notify the respective Lender in writing that Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by Borrower under Applicable Law. Borrower agrees to the effective rate of interest provided herein plus any additional rate of interest resulting from any other charges in the nature of interest paid or to be paid by Borrower in connection with the Notes or this Agreement.

(g)       Agreement Regarding Interest and Charges. The parties hereto hereby agree and stipulate that the only charge imposed upon Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 3.2(a), Section 3.2(b) and Section 3.3(a). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, arrangement fees, amendment fees, up-front fees, commitment fees, facility fees, unused fee, exit fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by Administrative Agent or any Lender to third parties or for damages incurred by Administrative Agent or any Lender, or any other similar amounts are charges made to compensate Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. Any use by Borrower of certificates of deposit issued by any Lender or other accounts maintained with any Lender has been and shall be voluntary on the part of Borrower. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

3.3       Payments.

(a)       Payments of Interest. Commencing on May 10, 2022 and on the tenth (10th) day of each calendar month thereafter, Borrower shall pay accrued interest on each Loan in arrears. In addition, upon the payment, prepayment or Continuation of such Loan, Borrower shall pay accrued interest on the principal amount so paid, prepaid, or Continued. Any interest required under this Agreement to be paid at the Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower. All determinations by Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and Borrower for all purposes, absent manifest error (that is an obvious mathematical error).

(b)       Principal Payments. In addition to the interest payments required to be made pursuant to Section 3.3(a) above, commencing on April 10, 2025 and on the tenth (10th) day of each month thereafter through and including the month in which the Maturity Date occurs, Borrower shall make monthly payments of principal in the amount necessary to fully amortize the Principal Balance, as of the date of the first principal payment pursuant to this clause, over a period of thirty (30) years, assuming an interest rate of five percent (5.0%) per annum.

(c)       Repayment of Loans. Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans, together with all other amounts then outstanding under this Agreement, on the Maturity Date.

3.4       Prepayments.

(a)       Optional. Subject to Section 3.10(d), Borrower may prepay any Loan at any time without premium or penalty. Borrower shall give Administrative Agent at least ten (10) days prior written notice of the prepayment of any Loan. Prepayments shall be accompanied by the payment of all accrued interest on the amount so prepaid and, in the case of prepayments of each SOFR Loan, by the amounts set forth in Section 3.10(a)(i) and Section 3.10(d).

(b)       Mandatory. If at any time the aggregate principal amount of all outstanding Loans, exceeds the amount of the total Commitment in effect at such time, Borrower shall immediately pay to Administrative Agent for the accounts of the Lenders the amount of such excess. Such payment shall be applied by Administrative Agent to pay down the principal balance outstanding on the Loans. If Borrower is required to pay any outstanding SOFR Loans by reason of this Section 3.4(b) prior to the end of the applicable Term SOFR Interest Period therefor, Borrower shall pay all amounts due under Section 3.10(d).

3.5       Intentionally Deleted.

3.6       Payments, Fees and Other General Provisions.

(a)       Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 3.6(b) and Section 3.6(d), Administrative Agent on behalf of the Lenders, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time from any special or general deposit account of Borrower with Administrative Agent. Borrower shall, at the time of making each payment under this Agreement or any Note, specify to Administrative Agent the amounts payable by Borrower hereunder to which such payment is to be applied; provided, however notwithstanding anything to the contrary contained in this Agreement, if an Event of Default has occurred and is continuing Borrower hereby irrevocably waives the right to direct the application of payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees, as between Borrower on the one hand and Administrative Agent and Lenders on the other, that Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Administrative Agent may deem advisable notwithstanding any previous entry by Administrative Agent in its accounting for the Loan or any other books and records. Each payment received by Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender as provided by separate wiring instructions from such Lender to Administrative Agent no later than one (1) Business Day after receipt. If Administrative Agent fails to pay such amount to a Lender as provided in the previous sentence, Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension. If a court of competent jurisdiction shall adjudge that any amount received and distributed by Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(b)       Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each borrowing from the Lenders under Section 3.1 shall be made from the Lenders pro rata according to the amounts of their respective Commitments, (ii) each payment of the fees under Section 3.1(e) shall be made for the account of the Lenders pro rata according to the amounts of their respective Commitments; (iii) each payment or prepayment of principal of Loans by Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Loans the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata in accordance with their respective Commitments; (iv) each payment of interest on Loans by Borrower shall be made for the account of the Lenders pro rata in accordance with the amount of interest on such Loans then due and payable to the respective Lenders; (v) the making and Continuation of Loans of a particular Type shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Continuations of Loans) and the then current Term SOFR Interest Period for each Lender's portion of each Loan of such Type shall be coterminous; and (vi) without duplicating the foregoing, the Lenders' participation in, and payment obligations in respect of, Loans under Section 3.1, shall be in accordance with their respective Commitments. All payments of principal, interest, fees and other amounts in respect of the Loans shall be for the account of the Lenders and Administrative Agent as provided herein and the other Loan Documents.

(c)       Advances by Administrative Agent. Unless Administrative Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to Administrative Agent the Loan to be made by such Lender on such date, Administrative Agent may assume that such Lender will make the proceeds of such Loan available to Administrative Agent on the date of the requested borrowing and Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower the amount of such Loan to be provided by such Lender and such Lender shall be liable to Administrative Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon Administrative Agent's demand therefor, Administrative Agent will promptly notify Borrower, and Borrower shall promptly pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from the Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent at a per annum rate equal to (i) from Borrower at the applicable rate for such Loan as provided in Section 3.2 or (ii) from a Lender at the Federal Funds Rate. Borrower does not waive any claim that it may have against a Defaulting Lender.

(d)       Sharing of Payments, Etc. If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to Borrower under this Agreement, or shall obtain payment on any other Obligation owing by Borrower through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by Borrower or any Guarantor to a Lender not in accordance with the terms of this Agreement, such Lender shall promptly purchase from the other applicable Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by such other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the applicable Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.6(b). To such end, all the applicable Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.

(e)       Several Obligations. Neither Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

(f)       Event of Default; No Acceleration. Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Administrative Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in such order as Administrative Agent may from time to time elect. In the absence of any specific election made by Administrative Agent pursuant to this clause (f), or if directed in writing by Required Lenders, payments and proceeds received by Administrative Agent pursuant to this clause (f) shall be applied in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on amounts due Administrative Agent under the prior clause; third, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; fourth, to accrued and unpaid interest on all other Obligations; fifth, to the principal amount of all other Obligations then due and owing including any Rate Management Obligations; sixth, to all other outstanding Obligations (other than those described in clauses seventh below); and seventh, to provide cash collateral to secure any contingent Obligations, including Obligations.

(g)       Event of Default; Acceleration. Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Administrative Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on amounts due Administrative Agent under the prior clause; third, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; fourth, to accrued and unpaid interest on all other Obligations (including any interest which, but for the provisions of the Applicable Laws governing a Bankruptcy Proceeding, would have accrued on such amounts); fifth, ratably to the principal amount of all other Obligations outstanding including any Rate Management Obligations; and sixth, to all other outstanding Obligations and contingent Obligations.

3.7       Defaulting Lenders.

(a)       Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)       Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.4.

(ii)       Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement ; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)       Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and

provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)       Termination of Defaulting Lender. Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 3.7(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Administrative Agent or any Lender may have against such Defaulting Lender.

3.8       Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

3.9       Taxes.

(a)       Taxes Generally. All payments made by a Borrower or any Guarantor hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by Applicable Law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by Borrower or any Guarantor, as applicable free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)       Deducted Taxes. If a Borrower or any Guarantor shall be required by Applicable Law (as determined in the good faith discretion of an applicable Administrative Agent) to deduct any Taxes from or in respect of any sum payable to any Recipient hereunder or any other Loan Document: (i) such Person shall make such deductions; (ii) such Person shall timely pay the full amount deducted to the relevant taxing or other authority in accordance with Applicable Law; and (iii) if the Taxes are Indemnified Taxes, the sum payable shall be increased by such Person as much as shall be necessary so that after making all the required deductions (including deductions applicable to additional sums payable under this Section 3.9), the Recipient receives an amount equal to the sum it should have received had no such deductions been made. In addition, Borrower or a Guarantor shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by Borrower or any Guarantor to a Governmental Authority pursuant to this Section, Borrower or such Guarantor shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(c)       Tax Indemnification. Borrower shall indemnify, and within thirty (30) days of demand therefor, pay Administrative Agent and each other Recipient for the full amount of Indemnified Taxes and other liabilities, expenses and costs related thereto (including without limitation, reasonable attorneys' or tax advisors' fees and disbursements and Taxes imposed on amounts received under this Section 3.9) that are paid by, or imposed on, Administrative Agent or such other Recipient (and any of their respective affiliates), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A demand as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)       U.S. Tax Compliance Certificate.

(i)       To the extent permitted by Applicable Law, each Lender that is not a United States person within the meaning of Internal Revenue Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrower and Administrative Agent on or prior to the Loan Opening Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender's entitlement to a complete exemption from, or a reduced rate in, United States federal withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming exemption from withholding on interest pursuant to Internal Revenue Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “U.S. Tax Compliance Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Loan Opening Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under Applicable Law, deliver to Borrower and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new U.S. Tax Compliance Certificate, to confirm or establish the entitlement of such Lender or Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan, or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so. If a payment made to a Lender under this Agreement, whether made by Borrower or Administrative Agent, would be subject to United States federal withholding taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their applicable obligations under FATCA, to determine that such Lender has or has not complied with the such Recipient's obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

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(ii)       Each Lender that is not a Non-U.S. Participant shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 3.9(d)(ii) is rendered obsolete or inaccurate in any material respect as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by Applicable Law, deliver to Borrower and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender's or Administrative Agent's exemption from United States backup withholding tax or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(e)       Additional Indemnification. Each Lender agrees to severally indemnify Administrative Agent and hold Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 3.9) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by Borrower and/or a Guarantor pursuant to this Section 3.9, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 10 days from the date Administrative Agent makes written demand therefor. A demand as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Paragraph (e).

(f)       Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.9 (including by the payment of additional amounts pursuant to this Section 3.9), it shall, so long as no Event of Default is occurring, pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.9(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.9(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.9(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)       Survival of Obligations Under this Section. Each party's obligations under this Section 3.9 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the Loan Documents, and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

3.10 Funding Losses; Replacement of Lenders.

(a)       Increased Costs.

(i)       If any Change in Law shall (A) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (B) subject any Recipient to any Taxes (other than (I) Indemnified Taxes, (II) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (III) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (C) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(ii)       A certificate of a Lender setting forth the basis for determination and calculation of the amount or amounts in reasonable detail that is necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(iii)       Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender first becomes aware of and notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(b)       Inability to Determine Rates. Subject to Section 3.11, if (i) Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on or prior to the first day of any Term SOFR Interest Period, or (ii) Agent or Required Lenders (by notice to Administrative Agent) determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Term SOFR Interest Period does not adequately and fairly reflect the cost of funding such Loan, Administrative Agent will promptly so notify Borrower and each Lender. Upon notice thereof by Administrative Agent to Borrower, any obligation of the Lenders to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) until Agent revokes such notice. Upon receipt of such notice, (A) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to Section 3.10(d).

(c)       Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, or to determine or charge interest rates based upon SOFR, then, upon notice thereof by such Lender to Borrower (through Agent), any obligation of such Lender to make or continue SOFR Loans or to convert Base Loans to SOFR Loans shall be suspended, in each case until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay any additional amounts required pursuant to Section 3.10(d).

(d)       Compensation for Losses. In the event of (i) the payment of any principal of any SOFR Loan or the conversion of any SOFR Loan other than on the payment date therefor (including as a result of an Event of Default) or the last day of the Term SOFR Interest Period applicable thereto (including as a result of an Event of Default), (ii) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (iii) any acceleration of the maturity of the Loan by Administrative Agent (with the consent of the Required Lenders) in accordance with the terms of this Agreement or the Notes, then, in any such event, Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)       Mitigation of Circumstances; Replacement of Lenders.

(i)       Each Lender shall promptly notify Borrower and Administrative Agent in writing of any event of which it has knowledge which will result in, and will use commercially reasonable efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (A) any obligation by Borrower to pay any amount pursuant to Sections 3.9 or 3.10(a) or (B) the occurrence of any circumstances described in Sections 3.10(b) or 3.10(c) (and, if any Lender has given notice of any such event described in clause (a) or (b) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower and Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (a) or (b) above and such designation will not, in such Lender’s sole but reasonable judgment, be otherwise disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(ii)       If (A) Borrower becomes obligated to pay additional amounts to any Lender pursuant to Sections 3.9 or 3.10(a), or any Lender gives notice of the occurrence of any circumstances described in Sections 3.10(b) or 3.10(c) and in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (i) of this Section 3.10(e), (B) any Lender becomes a Defaulting Lender or (C) any Lender becomes a Non-Consenting Lender pursuant to Section 10.12, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, designate another bank which is acceptable to Administrative Agent in its reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender, such Lender’s rights hereunder (other than its existing rights to payments pursuant to Section 3.9 or Section 3.10(a)), and obligations under this Agreement and the related Loan Documents, without recourse to or warranty by, or expense to, such Lender, provided that: (I) the purchase price is equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement (including any amounts under Section 3.10(d)), and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder; (II) in the case of any such purchase resulting from a claim for compensation under Section 3.9 or Section 3.10(a), such purchase will result in a reduction in such compensation or payments thereafter; (III) such purchase does not conflict with Applicable Law; and (IV) in the case of any purchase resulting from a Lender becoming a Non-Consenting Lender, the Replacement Lender shall have consented to the applicable amendment, waiver, or consent.

(iii)       A Lender shall not be required to make any such purchase or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such purchase and delegation cease to apply.

(iv)       Notwithstanding anything in this Section to the contrary, the Lender that acts as Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.8.

(f)       Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to the foregoing provisions of this Section 3.10 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 3.10(a) and 3.10(d), and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Note(s) and termination of this Agreement.

3.11       Benchmark Replacement Setting; Benchmark Conforming Changes. Upon the occurrence of a Benchmark Transition Event, Administrative Agent and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Borrower so long as Agent has not received, by such time, written notice of objection thereto from Lenders comprising the Required Lenders. No such replacement will occur prior to the applicable Benchmark Transition Start Date. In connection with Term SOFR or the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Conforming Changes. Agent will promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section. Notwithstanding anything to the contrary herein or in any other Loan Document (other than any Rate Management Agreement), at any time, (a) if the then-current Benchmark is a term rate (including Term SOFR) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (b) if a tenor that was removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark or (ii) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans, and any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period.

SECTION 4

CONDITIONS TO LOAN OPENING DATE

Prior to the Loan Opening Date, Borrower or each Guarantor, as applicable, shall execute and/or deliver to Administrative Agent the following documents and other items required to be executed and/or delivered by Borrower or each Guarantor, as applicable, and shall cause to be executed and/or delivered to Administrative Agent the following documents and other items required to be executed and/or delivered by others, all of which documents and other items shall contain such provisions as shall be required to conform to this Agreement and otherwise shall be satisfactory in form and substance to Administrative Agent (and any such document or item not executed and/or delivered to Administrative Agent on or before the Loan Opening Date shall not be deemed a permanent waiver of such requirement unless and except as set forth expressly in writing signed by Administrative Agent; and absent an express written permanent waiver, Administrative Agent may at any time subsequent thereto insist upon execution and/or delivery of such document or other item):

4.1       The Loan Documents. The Loan Documents.

4.2       Survey. A plat of survey (“Survey”) of each Portfolio Property made by a land surveyor licensed in the State, showing:

(a)       the location of all foundations, driveways, parking areas, number of parking spaces, fences and other improvements on each Portfolio Property;

(b)       the location (and recording numbers, to the extent recorded) of all visible or recorded easements (including appurtenant easements), water courses, drains, sewers, public and private roads (including the names and widths thereof and recording numbers for the dedications thereof), other rights of way, and curb cuts, if any, within, adjacent to or serving a Portfolio Property or to which such Portfolio Property is subject; that the same are unobstructed; and that all portions of the Portfolio have direct access to dedicated public roads;

(c)       the location of the servient estate of any easements, if a Portfolio Property is the dominant estate thereunder;

(d)       the common street address of such Portfolio Property and the dimensions, boundaries and acreage or square footage of such Portfolio Property;

(e)       that there are no encroachments onto the applicable Portfolio Property from improvements located on adjoining property that (i) adversely affect the use of such Portfolio Property or (ii) render such Portfolio Property non-compliant with any Applicable Laws (including without limitation those relating to zoning and land use);

(f)       the location and course of all utility lines;

(g)       if a Portfolio Property comprises more than one parcel, interior lines and other data sufficient to insure contiguity; and

(h)       such additional information which may be reasonably required by Administrative Agent or the Title Company.

The Survey shall be made in accordance with (i) the 2021 survey standards of the American Land Title Association and National Society of Professional Surveyors, Inc. including items 1, 2, 3, 4, 6(a), 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10 (if applicable), 11, 13, 14, 15, 16, 17, 18, 19, of Table A thereof and (ii) the laws of the State. To the extent that there is any conflict or inconsistency among the Survey standards described above, the more restrictive standard shall apply. The Survey shall be dated not more than ninety (90) days prior to the date of this Agreement, and shall bear a proper certificate by the surveyor, which certificate shall recite compliance with the laws and standards enumerated above, shall include the legal description of the applicable Portfolio Property and shall run in favor of Borrower, Administrative Agent on behalf of itself and Lenders, and the Title Company. Notwithstanding the foregoing, Administrative Agent and Lenders acknowledge that they shall endeavor to use the existing Surveys for each Portfolio Property for purposes of this Section 4.2.

4.3       Insurance. The certificates of insurance and the policies of insurance as provided in Exhibit D.

4.4       Title Policy. An ALTA 2006 Loan Policy of Title Insurance (or a T-2 Loan Title Policy with respect to any Property located in Texas) (each, a “Title Policy”) issued by a Title Company in the full amount of the Notes insuring that the applicable Mortgage will be a first priority lien upon the fee simple title to a Portfolio Property to the extent of the Allocated Principal Balance of each such Portfolio Property, as applicable, subject to no liens, claims, exceptions or encumbrances except the Permitted Exceptions and containing the following endorsements (to the extent such endorsements are available in the state in which the applicable Portfolio Property is located):

(a)       Restrictions, Encroachments, Minerals (ALTA 9.3-06);

(b)       Access Endorsement (ALTA 17-06);

(c)       Same As Survey Endorsement (ALTA 25-06);

(d)       Tax Parcel Endorsement (ALTA 18-06 (single parcel) or 18.1-06 (multiple parcels) as applicable);

(e)       Contiguity Endorsement, if applicable (ALTA 19-06);

(f)       Utility Facilities Endorsement (ALTA 17.2-06);

(g)       Usury Endorsement (ALTA 27-06);

(h)       Deletion of Arbitration Provision;

(i)       Variable Rate Endorsement (ALTA 6-06);

(j)       ALTA Broad Form 3.1-06 Zoning Endorsement, including coverage for parking and for loading docks and bays and deleting the marketability limitation;

(k)       Subdivision Endorsement (ALTA 26-06);

(l)       Doing Business Endorsement (ALTA 24-06);

(m)       Mortgage/Intangibles Tax Endorsement (ALTA 38-06);

(n)       Commercial Lender Group Endorsement (ALTA 42-06);

(o)       Environmental Protection Lien (ALTA 8.1-06); and

(p)       Such additional endorsements as may be reasonably required by Administrative Agent.

4.5       Title Documents. Copies of such documents, if any, as Borrower has provided a Title Company in connection with the issuance and underwriting of each Title Policy.

4.6       Recorded Documents. Copies of all recorded documents described in each Title Policy.

4.7       Searches. Current Uniform Commercial Code, federal and state tax lien and judgment searches, pending suit and litigation searches and bankruptcy court filings searches covering Borrower and each Guarantor and disclosing no matters objectionable to Administrative Agent.

4.8       Opinions. Opinion letters from legal counsel for Borrower and each Guarantor (which counsel must be approved by Administrative Agent with respect to the issuance of such opinion), opining to the authority of said parties to execute, deliver and perform their respective obligations under the Loan Documents, to the validity and binding effect and enforceability of the Loan Documents and to such other matters as Administrative Agent and its counsel shall require.

4.9       Flood Hazards. Evidence that (a) no portion of any Portfolio Property is located in an area designated by the Secretary of Housing and Urban Development as having special flood hazards, or if any Improvements located on a portion of such Portfolio Property is so located, evidence that flood insurance is in effect; and (b) no portion of any Portfolio Property is located in a federally, state or locally designated wetland or other type of government protected area.

4.10       Organizational Documents. Certified copies of (a) certificate(s) of limited partnership, certificate(s) of formation, articles of incorporation and articles of organization, as applicable, of Borrower, each Guarantor and each Signing Entity, including all amendments thereto; (b) the limited partnership agreement and the limited liability company agreement, as applicable, of Borrower, each Guarantor and each Signing Entity, including all amendments thereto; and (c) such documents as Administrative Agent reasonably deems appropriate evidencing the authority of Borrower, each Guarantor and each Signing Entity to borrow the proceeds of the Loan and execute and deliver this Agreement and the other Loan Documents.

4.11       Environmental Report. Evidence that the environmental condition of each Portfolio Property is satisfactory to Administrative Agent. Such evidence shall include, but shall not be limited to, a Phase I Environmental Audit certified to Borrower or a Subsidiary Guarantor and Administrative Agent, for the benefit of the Lenders, and setting forth an asbestos evaluation and other environmental investigations of each Portfolio Property and the areas surrounding each Portfolio Property. Such testing and investigation shall be performed by an environmental professional acceptable to Administrative Agent in a manner satisfactory to Administrative Agent.

4.12       No Material Adverse Occurrences. Evidence that, as of the Loan Opening Date, there has been no Material Adverse Occurrence and there has been no material adverse change in the financial or other projections for the Portfolio, the physical condition of each Portfolio Property since the date of the most recent financial statements or projections delivered to Administrative Agent or the most recent inspections of the condition of each Portfolio Property made by or on for the benefit of Administrative Agent, as the case may be.

4.13       Appraisal. An MAI appraisal satisfactory to Administrative Agent prepared in accordance with the requirements of FIRREA by a licensed or certified appraiser acceptable to Administrative Agent showing an aggregate appraised value of the Portfolio sufficient to satisfy a sixty-eight percent (68%) loan-to-value ratio on an “as is” basis.

4.14       Intentionally Deleted.

4.15 Leases. Copies of the Leases for each Portfolio Property and such evidence as to the validity thereof, absence of material defaults thereunder, good standing and financial ability of the parties thereto to perform (but only to the extent the Leases contain financial reporting requirements) as Administrative Agent may require.

4.16        SNDAs and Tenant Estoppels. An executed tenant estoppel letter and a Subordination, Non-Disturbance and Attornment Agreement made by and among Administrative Agent, Borrower and/or a Subsidiary Guarantor and such Tenants as may be required by Administrative Agent, in each case, with respect to the Leases, in form and substance satisfactory to Administrative Agent.

4.17       Rent Roll. The Rent Roll.

4.18       Intentionally Deleted.

4.19 Rate Management Agreement. A fully executed copy of a Rate Management Agreement containing terms and in a form satisfactory to Administrative Agent, solely to the extent executed by Borrower as of the Loan Opening Date in its sole discretion.

4.20       Intentionally Deleted.

4.21       Intentionally Deleted.

4.22        Property Management Contract. A true and complete copy of the Property Management Contract for each Portfolio Property.

4.23       Estoppels. Copies of estoppel certificates with respect to the Declarations or other instruments affecting any Portfolio Property as the applicable Title Company or Administrative Agent may require; provided, if the Declarations or other instruments do not require the delivery of estoppel certificates, then so long as Borrower or a Subsidiary Guarantor has made a written request for an estoppel certificate, the failure to obtain such estoppel shall not be a condition to the Loan or Loan Opening Date.

4.24       Certificate of Beneficial Ownership. At least three (3) Business Days prior to Loan Opening Date, a Certificate of Beneficial Ownership containing information required by the Beneficial Ownership Regulation with respect to Borrower, addressed to Administrative Agent and to each Lender that so requests delivery of such certificate at least three (3) Business Days prior to the Loan Opening Date.

4.25       Post-Closing Items. Notwithstanding the foregoing to the contrary, in addition to the foregoing, each of the items described on Exhibit J shall be delivered or completed, as applicable, on or before the dates specified therefor on Exhibit J.

SECTION 5

DISBURSEMENT OF THE LOAN

5.1       Conditions Precedent in General. In addition to the other conditions set forth herein, the obligation of Lenders to close the Loan and make the Loan Advance under this Agreement shall be conditioned upon and subject to the payment to Administrative Agent of all loan fees then owing from Borrower to Administrative Agent and Lenders and to satisfaction of all of the following conditions:

(a)       All representations and warranties contained in this Agreement and in the other Loan Documents shall be true in all material respects on and as of the date of such Loan Advance (except to the extent such representation and warranty is a matter that (i) relates solely to an earlier date or time, in which case such representation and warranty will be true and correct in all material respects on and as of the specific dates or times referred to therein, or (ii) by its nature can no longer be true and correct as a result of the passage of time or as the result of events not prohibited by the Loan Documents).

(b)       No Event of Default shall have occurred that has not been waived in writing by the Required Lenders (or all Lenders if so required by Section 10.12(d)), and no Unmatured Default shall then exist.

(c)       No litigation or proceedings are pending or, to Borrower’s knowledge, have been threatened in writing (including proceedings under Title 11 of the United States Code) against Borrower, any Guarantor, or the Portfolio, which litigation or proceedings, in the reasonable judgment of Administrative Agent, could constitute a Material Adverse Occurrence.

(d)       Borrower and each Guarantor shall have delivered such other documents, assignments, certificates and opinions as are required by the Title Company, or as may be reasonably required by Administrative Agent or the Lenders.

SECTION 6

REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent and the Lenders to execute this Agreement and to make the Loan, Borrower represents and warrants to Administrative Agent and the Lenders as follows:

6.1       Organization of Parties. Each of Borrower, each Guarantor and each Signing Entity is a duly organized, validly existing and in good standing under the laws of its respective state of organization, has all necessary power and authority to carry on its present business, and has full right, power and authority to enter into and deliver the Loan Document to which it is party (or which it is signing on behalf of another entity), and to perform and consummate the transactions contemplated hereby and thereby. The direct and indirect ownership of Borrower and each Guarantor is as shown on Schedule 6.1. The organizational documents of Borrower, each Guarantor and each Signing Entity, copies of which have been furnished to Administrative Agent, are in effect, unamended, and are the true, correct and complete documents relating to each such entity's creation and governance.

6.2       Title. Each Subsidiary Guarantor owns good and marketable fee simple title to each Portfolio Property, respectively, and is owned free and clear of all liens, claims and encumbrances, except for the Permitted Exceptions.

6.3       Declaration. No Default or Event of Default under any Declaration on the part of Borrower or any Subsidiary Guarantor has occurred and is continuing.

6.4       Validity and Enforceability of Documents.

(a)       Each of the Loan Documents, has been duly authorized, executed and delivered by Borrower, each Guarantor, and their Signing Entities, as applicable, and are valid and binding upon the parties thereto enforceable in accordance with the respective provisions thereof, subject only to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditor's rights. Execution, delivery and performance of the Loan Documents do not and will not contravene, conflict with, violate or constitute a default under the certificate of formation, the operating agreement or any other organizational documents of Borrower, any Guarantor or any other Signing Entity, or any Applicable Laws or any agreement, indenture or instrument to which Borrower, any Guarantor or any other Signing Entity is a party or is bound or which is binding upon or applicable to the Portfolio or any portion thereof.

(b)       All plans, contracts, budgets, agreements, surveys, consents, waivers, documents and writings of every kind or character relating to the transactions contemplated hereby delivered to Administrative Agent, whether pursuant to the provisions of this Agreement or otherwise, are or will at the time of delivery be valid and enforceable and in all respects what they purport to be, and to the extent that any such writing shall impose any obligation or duty on Borrower or any Guarantor or shall constitute a waiver of any rights which Borrower or any Guarantor might otherwise have, such writing shall be valid and enforceable against Borrower or any Guarantor in accordance with its terms.

6.5       Litigation and Liens. There is not any condition, event or circumstance existing, or any litigation, arbitration, governmental or administrative proceeding, action, examination, claims or demand pending or, to Borrower's knowledge, threatened affecting Borrower, any Guarantor or the Portfolio, or involving the validity or enforceability of the Loan Documents or involving any risk of a judgment or liability which, if satisfied, would result in a Material Adverse Occurrence. There is no Uniform Commercial Code financing statement on file that names Borrower or any Guarantor as debtor and covers any of the Collateral and there is no judgment or tax lien outstanding against Borrower or any Guarantor.

6.6       Utilities; Authorities. All utilities necessary for the use, operation and occupancy of each Portfolio Property (including, without limitation, water, storm sewer, sanitary sewer and drainage, electric, gas and telephone facilities) are available at each Portfolio Property, as applicable, and all requirements for the use of such utilities have been fulfilled. All building, zoning, safety, disabled persons, health, fire, water district, sewerage and environmental protection agency permits and other licenses and permits which are required by any governmental authority for the use, occupancy and operation of each Portfolio Property have been obtained by or furnished to Borrower or a Subsidiary Guarantor, as applicable, and are in full force and effect.

6.7       Solvency. Each Obligor is solvent and able to pay such Obligor's debts as such debts become due, and has capital sufficient to carry on such Obligor's present business transactions. The value of each Obligor's property, at a fair valuation, is greater than the sum of such Obligor's debts. No Obligor is bankrupt or insolvent, nor has any Obligor made an assignment for the benefit of such Obligor's creditors, nor has there been a trustee or receiver appointed for the benefit of such Obligor's creditors, nor has there been any bankruptcy, reorganization or insolvency proceedings instituted by or against any Obligor, nor will any Obligor be rendered insolvent by such Obligor's execution, delivery or performance of the Loan Documents or by the transactions contemplated thereunder.

6.8       Financial Statements. All financial statements submitted to Administrative Agent relating to Borrower, each Guarantor and the Portfolio are true, complete and correct, and fairly present the financial condition of the Person to which they pertain and the other information therein described and do not contain any untrue statement of a material fact or omit to state a fact material to the financial statement submitted or this Agreement. No Material Adverse Occurrence has occurred in the financial condition of Borrower, any Guarantor or the Portfolio, in each case, since the dates of each such financial statement.

6.9       Compliance with Laws. Each Portfolio Property and the use, occupancy and operation thereof, as applicable, (i) does not violate any Applicable Laws, and (ii) does not violate, in any material respect, any contractual arrangements with third parties, or any covenants, conditions, easements, rights of way or restrictions of record affecting such Portfolio Property. Neither Borrower, any Subsidiary Guarantor nor any agent thereof has received any notice, written or otherwise, alleging any such violation, which violation has not previously been cured. To Borrower’s knowledge and except as set forth in any zoning report delivered to or obtained by Administrative Agent in connection with the Loan, each Portfolio Property is in full compliance and conformity with all zoning requirements, including without limitation, those relating to setbacks, height, parking, floor area ratio, fire lanes and percentage of land coverage, and will not be a non-conforming or special use. No right to any off site facilities will be necessary to insure compliance by any Portfolio Property with all Applicable Laws.

6.10        Event of Default. No Event of Default or Unmatured Default has occurred.

6.11       Leases. There are no Leases for the use or occupancy of any part of any Portfolio Property on the Loan Opening Date other than the Leases identified in Rent Roll attached hereto as Exhibit K, true and complete copies of which have been provided to Administrative Agent as of the date hereof. All such Leases are in full force and effect and, to Borrower’s actual knowledge, except as contained in any tenant estoppel certificate or subordination, non-disturbance and attornment agreement delivered to Administrative Agent on or prior to the Loan Opening Date, (i) no breach of any co-tenancy clause contained in any Lease exists as of the Loan Opening Date, and (ii) no Tenant has defaulted on the payment of rent due and payable under its Lease as of the Loan Opening Date.

6.12        Additional Agreements. There are no management, leasing, development or other agreements in existence that affect the Portfolio as of the Loan Opening Date, other than each Property Management Contract, or those agreements described in the schedule of Permitted Exceptions.

6.13        Separate Tax Parcel. Each Portfolio Property is taxed as one or more separate tax parcels which do not include any property other than such Portfolio Property. Under Applicable Laws, each Portfolio Property may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.

6.14        Rent Roll. The Rent Roll is, to Borrower’s actual knowledge, accurate and complete in all material respects.

As used in this Section 6, “to Borrower’s knowledge” shall mean (i) the current actual knowledge of Randy Starr, without any duty of inquiry or investigation (other than such inquiry and investigation as is consistent with the reasonable business practices of a commercial real estate owner) and with no personal liability whatsoever, and (ii) any other information of which Borrower or Property Manager has received written notice.

SECTION 7

BORROWER'S COVENANTS; SECURITY INTERESTS

7.1       Compliance with Laws. Borrower shall comply or cause compliance by each Subsidiary Guarantor with all Applicable Laws, including without limitation, laws governing the use and operation of each Portfolio Property and ERISA. Evidence of such compliance shall be submitted to Administrative Agent on request.

7.2       Inspection. Subject to the rights of Tenants under the Leases, upon reasonable prior written or oral notice (which shall not be required in the event of an emergency), Borrower shall permit (or cause the applicable Subsidiary Guarantor to permit) inspection of a Portfolio Property by Administrative Agent, and any other agent or designee of Administrative Agent. In addition, upon reasonable prior written or oral notice (which notice shall not be required in the event of an emergency), Borrower shall permit (or cause the applicable Subsidiary Guarantor to permit) Administrative Agent and/or its agents and designees access to and the right to inspect, audit and copy all books, records, contracts and other documents and information relating to Borrower, any Guarantor or a Portfolio Property. All such books, records and accounts of operations relating to such Portfolio Property shall be kept in accordance with sound accounting practices consistently applied. Borrower shall promptly respond to any inquiry from Administrative Agent for information with respect to such Portfolio Property, which information may be verified by Administrative Agent at Borrower's expense; provided, however, that Administrative Agent and Lenders shall at all times be entitled to rely upon any statements or representations made by Borrower or any agent thereof.

7.3       Appraisal. Borrower acknowledges and agrees that Administrative Agent may obtain from time to time, an appraisal of all or any part of a Portfolio Property prepared in accordance with written instructions from Administrative Agent by a third-party appraiser engaged directly by Administrative Agent. Borrower shall permit (or cause the applicable Subsidiary Guarantor to permit) access to each Portfolio Property in connection with any appraisal and shall otherwise cooperate with any such third-party appraiser. The cost of any such appraisal shall be borne by Borrower and such cost is due and payable by Borrower on demand and shall constitute an Obligation hereunder. Administrative Agent shall provide a copy of such Appraisal to each Lender upon receipt. Notwithstanding the foregoing, so long as there is no Event of Default, Borrower shall not be required to pay for an appraisal obtained by Administrative Agent more than once every two (2) years, except as may be otherwise required by the terms of this Agreement or in connection with any regulatory requirement which Administrative Agent is subject to.

7.4       Liens. Subject to Section 4.3 [Permitted Contests] of each Mortgage, each Subsidiary Guaranty shall keep fee simple title to the Portfolio Property which it owns and shall not create, incur, assume or suffer to exist any mortgage, pledge or other lien claims or encumbrances against any such Portfolio Property other than (i) those under the Loan Documents, (ii) Permitted Exceptions, and (iii) liens for real estate taxes and special assessments that are not delinquent.

7.5       Concerning the Premises.

(a)       Borrower shall at all times duly perform and observe (or cause each Subsidiary Guarantor to duly perform and observe), in all material respects, all of the terms, provisions, conditions and agreements on its part to be performed and observed under the Permitted Exceptions, and shall not suffer or permit any default on the part of any Subsidiary Guarantor to exist thereunder, as applicable, and shall not agree or consent to, or suffer or permit, any modification, amendment or termination thereof without the prior written consent of Administrative Agent, which consent will not be unreasonably withheld. Borrower shall promptly furnish to Administrative Agent copies of all notices of default and other material documents and communications sent or received by Borrower or a Subsidiary Guarantor under or relating to any Permitted Exceptions.

(b)       Borrower shall cause each Subsidiary Guarantor (who shall, in turn, cause any Tenant under any Lease for a Portfolio Property, to the extent that such Tenant shall be obligated for the maintenance of the Improvements under any such Lease) to maintain, preserve and kept in good repair, working order and condition each applicable Portfolio Property and shall from time to time make or cause to be made all necessary repairs, renewals, replacements, additions and betterments thereto so that at all times the Portfolio Properties and the Improvements shall be fully preserved and maintained.

(c)       Borrower and each Subsidiary Guarantor, as applicable, shall not allow any Hazardous Materials to be stored, located, discharged, possessed, managed, processed or otherwise handled on any Portfolio Property in violation of any Environmental Laws applicable to such Portfolio Property.

(d)       Borrower and each Subsidiary Guarantor, as applicable, shall cause each Portfolio Property to be taxed as one or more separate tax parcels which do not include any property other than such Portfolio Property.

(e)       Borrower and each Subsidiary Guarantor, as applicable, shall ensure that under Applicable Laws, each Portfolio Property may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.

7.6       Financial Statements; Reports. Borrower and NADG Guarantor will from time to time furnish to Administrative Agent such information and reports, financial and otherwise, concerning each Obligor and the operation of the Portfolio as Administrative Agent may reasonably require, including, without limitation, the following:

(a)       Quarterly, within forty-five (45) days after the end of each calendar quarter, a current rent roll and operating statements for each Portfolio Property, certified by Borrower as true and complete.

(b)       Within, ninety (90) days after each June 30, and one hundred twenty (120) days after each December 31, an executed Compliance Certificate from Borrower calculating the Debt Service Coverage Ratio (Imputed Rate).

(c)       Within fifteen (15) days of the filing thereof (but not later than April 15 unless proper extension requests have been filed and copies delivered to Administrative Agent within ten (10) days of the extended filing date), copies of the federal and state income tax returns for Borrower.

(d)       Quarterly, within ninety (90) days after the end of each calendar quarter (except for the annual statement, which is one hundred twenty (120) days), management-prepared financial statements of NADG Guarantor.

(e)       Annually, within one hundred twenty (120) days after the end of each calendar year, audited financial statements of NADG Guarantor which have been reviewed by a certified public accountant reasonably acceptable to Administrative Agent.

(f)       Within ninety (90) days after each June 30 and within one hundred twenty (120) days after each December 31, an executed Compliance Certificate in the form attached to the Guaranty executed by NADG Guarantor from NADG Guarantor confirming the Net Worth and Liquidity covenants of NADG Guarantor contained in Sections 11 and 12 of such Guaranty.

(g)       Upon request from Administrative Agent, projected tax expenses, tax information, applicable market data and any other information related to the Obligors or the Portfolio reasonably requested by Administrative Agent and in the possession or control of Borrower or NADG Guarantor.

7.7       Affirmation of Representations and Warranties. Borrower and each Subsidiary Guarantor agree that all representations and warranties of Borrower contained in Section 6 hereof shall remain true in all material respects at all times until the Loan is repaid in full. In the event of any material breach, misrepresentation or omission of any such representations and warranties, that constitutes a Material Adverse Occurrence and remains uncured past the expiration of any applicable cure period, Lenders shall have the absolute right to terminate their obligations under this Agreement (without any obligation to refund any loan or other fees previously paid), and upon demand by Administrative Agent, Borrower shall reimburse Administrative Agent and Lenders for the Loan Expenses, and Administrative Agent and Lenders shall be entitled to recover from Borrower all actual losses and damages resulting therefrom.

7.8       Taxes and Assessments. Subject to Section 4.3 [Permitted Contests] of each Mortgage, Borrower shall pay (or cause the applicable Subsidiary Guarantor to pay) when due and before any penalty attaches all general taxes and all special taxes, special assessments, water charges, drainage and sewer charges and all other charges of any kind whatsoever, ordinary or extraordinary, which may be levied, assessed, imposed or charged on or against it, a Subsidiary Guarantor or on a Portfolio Property, as applicable, and shall, upon written request, exhibit to Administrative Agent official receipts evidencing such payments.

7.9       Proceedings Affecting Property. If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful the occupancy, use, maintenance or operation of a Portfolio Property, or any portion thereof, Borrower shall cause such proceedings to be vigorously contested in good faith, and in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom, and shall, without limiting the generality of the foregoing, resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and use its best efforts to bring about a favorable and speedy disposition of all such proceedings. All such proceedings, including without limitation, all of Administrative Agent's costs, and fees and disbursements of Administrative Agent's counsel in connection with any such proceedings, whether or not Administrative Agent is a party thereto, shall be at Borrower's expense. To the extent that Administrative Agent incurs any such expenses, including attorneys' fees and fees and charges for court costs, bonds and the like, Borrower shall reimburse Administrative Agent for such expenses on demand and the amount due Administrative Agent shall bear interest from the date of such demand until repaid to Administrative Agent at the Default Rate and shall be payable to Administrative Agent on demand. The foregoing provisions of this Section 7.9 shall not limit or affect the provisions of Section 8(g) below.

7.10 Disposal and Encumbrance of Property. Unless otherwise expressly permitted in this Agreement, liens being contested pursuant to Section 4.3 [Permitted Contests] of each Mortgage, Borrower and each Subsidiary Guarantor shall not, without Administrative Agent's prior written consent, suffer, permit or enter into any agreement for any sale, lease, transfer, or in any way encumber or dispose of or grant or suffer any security interest or other assignment (collateral or otherwise) of or in all or any portion of a Portfolio Property. Any consent given by Administrative Agent or any waiver of default under this Section 7.10, shall not constitute a consent to, or waiver of any right, remedy or power of Administrative Agent under any subsequent default hereunder.

7.11       Insurance.

(a)       In the event Tenant maintains property insurance coverage with respect to its applicable Property, Borrower shall cause each Tenant to add Administrative Agent as a named insured and loss payee on such Tenant’s insurance policies, provided, however, the use of any proceeds shall be subject to and governed by the Leases. In the event Tenant does not maintain property insurance coverage with respect to any Property, Borrower is obligated to maintain insurance coverage on such Property and Borrower shall, at its expense, during the term of this Agreement, procure and keep in force, or cause to be kept in force, the insurance coverages described in Exhibit D attached to this Agreement and conforming to the insurance requirements contained in each Mortgage. In addition, all insurance shall be in form, content and amounts approved by Administrative Agent and written by an insurance company or companies licensed to do business in the State and domiciled in the United States or a governmental agency or instrumentality approved by Administrative Agent. The policies for such insurance shall have attached thereto standard mortgagee clauses in favor of and permitting Administrative Agent to collect any and all proceeds payable thereunder. The policies for such liability insurance (other than workmen's compensation insurance) shall name Administrative Agent and each Lender as additional insureds thereunder. All such policies of insurance shall include a thirty (30) day (except for nonpayment of premium, in which case, a ten (10) day) notice of cancellation clause in favor of Administrative Agent. All policies or certificates of insurance shall be delivered to and held by Administrative Agent, in part as further security for the payment of obligations arising under the Loan Documents, with evidence of renewal coverage delivered to Administrative Agent at least thirty (30) days before the expiration date of any policy. Borrower is hereby notified that unless Borrower provides Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase the required insurance at Borrower's expense to protect Administrative Agent's interest, on behalf of the Lenders, in the Portfolio. This insurance may, but need not, protect Administrative Agent and/or the Lenders' interests. The coverage that Administrative Agent purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with any Property. Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for any Property, Borrower will be responsible for the costs of that insurance, including interest at the Default Rate and any other charges Administrative Agent may impose in connection with the placement of the insurance until the effective date of the cancellation or the expiration of the insurance. The costs of the insurance shall be added to Borrower's total outstanding balance or obligation and shall constitute additional Obligations. The costs of the insurance may be more than the cost of insurance Borrower may be able to obtain on its own. Borrower shall pay to Administrative Agent on demand any premiums so paid with interest thereon at the Default Rate set forth in this Agreement from and after ten (10) Business Days after demand therefor, and said advance and interest shall be part of the Obligations.

(b)       In the event of any material damage, loss or destruction to a Portfolio Property covered by insurance maintained by Borrower or Guarantor, loss payments will be made available to Borrower (or a Subsidiary Guarantor, as applicable) to be applied to the restoration, repair or replacement of the Improvements provided that: (i) no Unmatured Default or Event of Default has occurred and is continuing under this Agreement or any of the other Loan Documents; (ii) Borrower either (A) deposits additional funds with Administrative Agent in amounts which, in Administrative Agent’s reasonable judgment, are sufficient to defray all costs to be incurred in excess of the loss payments to complete the restoration, repair or replacement and all costs associated therewith, including labor, materials, architectural and design fees and expenses and contractor’s fees and expenses, or (B) provides evidence satisfactory to Administrative Agent that Borrower has paid from its own funds all costs to be incurred in excess of the loss payments to complete the restoration, repair or replacement and all costs associated therewith, including labor, materials, architectural and design fees and expenses and contractor’s fees and expenses, through direct payment to the parties providing same, all as evidenced by paid receipts and/or cancelled checks and lien waivers or releases satisfactory to Administrative Agent and the Title Company; (iii) Administrative Agent shall have approved a budget and cost breakdown for the restoration, repair or replacement, in detail reasonably satisfactory to Administrative Agent (which shall include a copy of any applicable disbursement schedule); and (iv) Administrative Agent determines that such Improvements can be restored, repaired or replaced on or before the then-current Maturity Date. If the conditions set forth in the preceding sentence are not met to Administrative Agent’s reasonable satisfaction, the loss payments shall at Administrative Agent’s discretion be applied to the payment of the principal and interest on the Note and all other Obligations. For purposes of this subsection (b), “material” shall mean any damage, loss or destruction to a Portfolio Property in excess of $250,000.00. Provided that no Event of Default has occurred and is continuing, for any damage, loss or destruction to a Portfolio Property that is less than $250,000.00, any loss payments related thereto shall be promptly remitted to Borrower to be used for repairs and restoration and Borrower shall not be required to satisfy items (i) – (iv) above to receive and use such payments for repair and restoration purposes.

7.12 Performance of Obligations; Notice of Default. Borrower and each Subsidiary Guarantor shall promptly and fully perform and comply in all respects with the obligations, terms, agreements, provisions and requirements of this Agreement and the other Loan Documents and will not permit to occur any default or breach hereunder or thereunder. Borrower shall promptly give to Administrative Agent notice of the occurrence of any Unmatured Default, any Event of Default or of any event that would constitute a Material Adverse Occurrence.

7.13       Restrictions Affecting Obligors. Unless otherwise expressly permitted herein, Borrower covenants and agrees that, without the prior written consent of Administrative Agent, there shall not occur any amendment or modification of the articles of organization establishing any Obligor or any Obligor’s operating agreement. At all times prior to the repayment of the Loans, (a) neither Borrower nor any Subsidiary Guarantor shall enter into any contract or agreement for the provision of services or otherwise with respect to a Portfolio Property with any member or manager or Affiliate of Borrower unless such contract or agreement is an arms-length, market rate agreement and is cancelable upon thirty (30) days written notice from the applicable owner of the Portfolio Property; and (b) no Obligor shall be dissolved or its existence terminated and each Obligor shall remain in good standing.

7.14       Use of Receipts; Bank Accounts; Limitation on Distributions.

(a)       Borrower shall cause all Gross Revenues to be used for the purpose of paying the actual costs and expenses incurred by Borrower and each Subsidiary Guarantor in connection with the ownership, operation, management and repair of the Portfolio Properties, including without limitation, operating expenses, real estate taxes, insurance premiums and debt service on the Loans (it being agreed, however, that except as otherwise provided in this Agreement or the Cash Management Agreement, any Excess Cash Flow may be used to make Distributions).

(b)       Borrower shall maintain the Operating Account and all of its other bank accounts at CIBC Bank USA, and shall maintain all of its cash and investments on deposit in deposit accounts at CIBC Bank USA. Borrower shall cause the Subsidiary Guarantor which owns a Portfolio Property to open its Portfolio Property operating account with Administrative Agent but only to the extent Borrower is maintaining separate accounts for any Subsidiary Guarantor. All Gross Revenues from such Portfolio Property shall be promptly deposited in each such account, as applicable.

(c)       Borrower and/or each Subsidiary Guarantor shall deposit all Gross Revenues promptly upon receipt thereof into the applicable operating account. During any Cash Sweep Period, all Excess Cash Flow shall be transferred by Borrower to the Restricted Account in accordance with the Cash Management Agreement. As additional security for the payment and performance of all of the obligations of Borrower under this Agreement and the other Loan Documents, Borrower and each Subsidiary Guarantor hereby pledges and assigns to Administrative Agent, and grant to Administrative Agent a first lien on and a first priority security interest in, the Gross Revenues and the proceeds of the foregoing.

(d)       If any Unmatured Default or Event of Default shall occur and be continuing under this Agreement or any of the other Loan Documents or would result therefrom, or during any Cash Sweep Period, Borrower shall not, directly or indirectly, make any “Distribution”. In the event Borrower makes a Distribution in violation of this subsection (d), within ten (10) Business Days after Administrative Agent’s written request, Borrower shall cause the amount of such Distribution to be returned to Borrower and deposited in the Restricted Account. Any failure or refusal of Borrower to comply with its obligations under the preceding sentence shall constitute an Event of Default.

(e)       As used herein, the term “Distribution” means (i) any distribution of money or property by Borrower or a Subsidiary Guarantor to any owner of a direct or indirect interest in Borrower (each an “Owner”) or to any Affiliate of any Owner, (ii) any loan or advance by Borrower or a Subsidiary Guarantor to any Owner or to any Affiliate of any Owner, (iii) any payment of principal or interest on any indebtedness due by Borrower or any Subsidiary Guarantor to any Owner or to any Affiliate of any Owner, and (iv) any payment of any fees or other compensation by Borrower or any Subsidiary Guarantor to any Owner or to any Affiliate of any Owner; provided, however, any management fees or leasing fees paid to the Property Manager in accordance with the Property Management Contract, or paid to any other Person in accordance with a property management agreement or leasing brokerage agreement approved by Administrative Agent, shall not be considered “Distributions” hereunder.

7.15 Additional Documents. Borrower shall not execute or record (and shall cause each Subsidiary Guarantor not to execute or record) any document pertaining to, affecting or running with or creating an encumbrance upon all or any portion of a Portfolio Property, including, without limitation, any easement, declaration or plat, without the prior written approval of Administrative Agent of the form and substance of such documents, which approval shall not be unreasonably withheld. This Agreement is intended to be a security agreement under the Code for the purpose of creating the security interests provided for herein. Borrower and each Subsidiary Guarantor shall execute and deliver such additional security agreements and other documents as Administrative Agent shall from time to time request in order to create and perfect such security interests.

7.16       Ineligible Securities. Borrower shall not use any portion of the Loan Advance to be used directly or indirectly to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board.

7.17       Patriot Act; Sanctions; Anti-Corruption; Beneficial Ownership.

(a)       Patriot Act. To the extent applicable, Borrower and each Subsidiary Guarantor is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.

(b)       Sanctioned Persons. None of Borrower, any Subsidiary Guarantor, or to the knowledge of Borrower, any director, officer, employee, agent, or affiliate of Borrower or any Subsidiary Guarantor is a Person that is, or is owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(c)       Dealings with Sanctioned Persons. For the past five years, neither Borrower nor any Subsidiary Guarantor has knowingly engaged in, or is now knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

(d)       Anti-Corruption Laws. Borrower, each Subsidiary Guarantor and their respective directors, officers and employees and, to the knowledge of Borrower, the agents of Borrower and each Subsidiary Guarantor, are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law in all material respects.

(e)       Certificate of Beneficial Ownership. As of Loan Opening Date, the information contained in the Certificate of Beneficial Ownership is true, correct and complete.

7.18       Loan Expenses. Borrower agrees to pay all of the Loan Expenses. Any Loan Expenses paid by Administrative Agent and/or the Lenders shall bear interest commencing ten (10) Business Days after demand for repayment thereof is made by Administrative Agent and/or the Lenders until repaid to Administrative Agent, for the benefit of Administrative Agent and/or the Lenders, as applicable, at the Default Rate and shall be paid by Borrower upon demand, or may be paid by Lenders at any time by disbursement of proceeds of the Loans. Any Loan Expenses paid by Administrative Agent and/or the Lenders shall be reimbursed to Administrative Agent and/or the Lenders by Borrower regardless of whether there shall be any disbursements of the Loans.

7.19       Management. Borrower at all times shall provide for the competent and responsible management and operation of each Portfolio Property. At all times, Borrower shall cause each Portfolio Property to be managed by an Approved Manager. All management and brokerage contracts affecting a Portfolio Property shall be terminable upon thirty (30) days' written notice without penalty or charge. All management and brokerage contracts and any amendment, extension or substitution thereof must be approved in writing by Administrative Agent prior to the execution of the same; provided, however, any contracts with an Approved Manager that provide for compensation to the Approved Manager which (taken as a whole) is not greater than the compensation paid to Property Manager and is otherwise in compliance with the terms of this Section 7.19 (and any amendment, extension or substitution thereof) will not require Administrative Agent’s prior consent. In addition, Borrower shall cause the manager or broker under any agreement to enter into an agreement with Administrative Agent, acceptable in form and substance to Administrative Agent, pursuant to which said manager or broker subordinates its liens for unpaid fees to the liens of the applicable Mortgage and the other Loan Documents.

7.20       Single Asset Entity. Subsidiary Guarantor’s sole purpose must be to control and direct the operation of each Portfolio Property owned by such Subsidiary Guarantor. Subsidiary Guarantor (a) except as described herein with respect to an appropriate cash management system, must conduct business only in its own name and hold assets in its own name, (b) must not engage in any business or own any assets unrelated to the Portfolio, (c) must not have any Indebtedness other than as permitted by this Agreement, (d) must have its own separate books, records, and accounts (with no commingling of assets) except that Subsidiary Guarantor’s assets and accounts may be held or identified on a consolidated basis and cash management system with the assets of NADG Guarantor or Borrower, as applicable, and any affiliates so long as records are maintained by or on behalf of Borrower or such Subsidiary Guarantor such that it can readily ascertain the funds of Borrower or such Subsidiary Guarantor that are contained in such cash management system, transferred from such cash management system and/or disbursed from such cash management system, as applicable (e) must hold itself out as being an entity separate and apart from any other Person, (f) must observe organizational formalities independent of any other entity, and (g) must not change its name, identity, or organizational structure, unless permitted by this Agreement or such Subsidiary Guarantor has obtained the prior written consent of Administrative Agent to such change, and has taken all actions necessary or requested by Administrative Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.

7.21       No Debt. Except for the Obligations, no Subsidiary Guarantor shall incur or become liable for any indebtedness other than customary trade payables which are paid within sixty (60) days after they are incurred.

7.22       Use of Loan Advances. Borrower shall use the proceeds of the Loans for financing of the Portfolio and general corporate purposes.

7.23       Financial Covenants. Commencing on the Loan Opening Date and continuing thereafter on each Determination Date until the Maturity Date, the Portfolio shall maintain a Debt Service Coverage Ratio (Imputed Rate) of not less than 1.20 to 1.00. In the event the Debt Service Coverage Ratio (Imputed Rate) is, as of any Determination Date, less than 1.20 to 1.00, such occurrence shall not itself be an Event of Default; provided, however, that an Event of Default will have occurred if, as of any Determination Date, the Debt Service Coverage Ratio (Imputed Rate) is less than 1.15 to 1.00, unless within fifteen (15) Business Days after written notice from Administrative Agent to Borrower that the Debt Service Coverage Ratio (Imputed Rate) is less than 1.15 to 1.00, Borrower prepays the principal of the Loan by an amount (including by application of any cash in the Restricted Account during any Cash Sweep Period) such that after application of such prepayment, the Debt Service Coverage Ratio (Imputed Rate) is at least 1.25 to 1.00.Commencing on the Loan Opening Date and continuing thereafter until the Maturity Date, NADG Guarantor shall comply with the Net Worth and Liquidity covenants set forth in the Guaranty delivered by NADG Guarantor as of the Loan Opening Date.

7.24       Approved Leases.

(a)       Borrower shall not enter (and shall cause each Subsidiary Guarantor not to enter) into any Lease unless approved in writing by Administrative Agent or deemed approved by Administrative Agent in accordance with this Section. Borrower's standard form of tenant lease, and any material revisions thereto, must have the prior written approval of Administrative Agent. Administrative Agent shall be “deemed” to have approved any tenant lease that:

(i)       is on the standard form lease approved by Administrative Agent upon the closing of the Loan (or if the tenant is a national tenant, then on such tenant’s preferred form of lease), with reasonable and customary deviations typically requested by tenants;

(ii)       is entered into on an arms-length basis in the ordinary course of business with a bona fide unrelated third party tenant, and Borrower, acting in good faith and exercising due diligence, has determined that the tenant is financially capable of performing its obligations under the Lease;

(iii)       is received by Administrative Agent (together with each guarantee thereof (if any) and financial information regarding the tenant and each guarantor (if any) received by Borrower) within fifteen (15) days after execution;

(iv)       is for a term of not less than sixty (60) months;

(v)       provides for a net effective rental rate of not less than 90% of Appraisal pro forma;

(vi)       contains no right to purchase the applicable Portfolio Property, or any present or future interest therein; and

(vii)       is subordinate to the applicable Mortgage by its express terms, by operation of law or pursuant to a subordination, non-disturbance and attornment agreement by and between Administrative Agent and such tenant.

(b)       Borrower shall provide to Administrative Agent a correct and complete copy of each Lease, including any exhibits, and each guarantee thereof (if any), prior to execution unless the Lease in question meets the foregoing requirements for “deemed” approval by Administrative Agent. With respect to any Lease that does meet the foregoing requirements for “deemed” approval by Administrative Agent, Borrower:

(i)       shall use commercially reasonable efforts to provide Administrative Agent with true and complete copies of the Lease, together with each guarantee thereof (if any) and all financial information regarding the tenant and each guarantor (if any) received by Borrower, with next succeeding rent roll furnished to Administrative Agent pursuant to Section 7.6(b); and

(ii)       in any event, shall provide Administrative Agent with true and complete copies of the Lease, together with each guarantee thereof (if any) and all financial information regarding the tenant and each guarantor (if any) received by Borrower, within ten (10) Business Days after Administrative Agent’s request.

Borrower shall, throughout the term of this Agreement, pay all reasonable costs incurred by Administrative Agent in connection with Administrative Agent's review and approval of Leases and each guarantee thereof (if any), including reasonable attorneys' fees and costs

(c)       The following provisions shall apply in the event that Borrower receives any letter of credit from a tenant of the Premises as security for the obligations of such tenant under its Lease (each a “Tenant Letter of Credit”):

(i)       As additional security for the payment and performance of all of the obligations of Borrower under this Agreement and the other Loan Documents, Borrower hereby pledges and assigns to Administrative Agent, and grants to Administrative Agent a first lien on and a first priority security interest in, the proceeds of all Tenant Letters of Credit. Borrower shall deliver to Administrative Agent the original of each Tenant Letter of Credit along with a notification and direction to the issuer of such Tenant Letter of Credit to pay the proceeds of drawings on such Tenant Letter of Credit to Administrative Agent, which notification and direction shall be in a form acceptable to Administrative Agent in its sole and absolute discretion and consented to and accepted in writing by the issuer of such Tenant Letter of Credit.

(ii)       In addition to all other rights and remedies granted to Administrative Agent and the Lenders under this Agreement and the other Loan Documents, Borrower hereby irrevocably constitutes and appoints Administrative Agent, and any officer of from time to time designated by Administrative Agent, as attorney in fact and agent and authorized signer and signatory for Borrower to draw on any Tenant Letter of Credit if Borrower becomes entitled to do so under the terms of the applicable Lease; provided, however, that Administrative Agent shall not exercise its right to make such a draw unless an Unmatured Default or Event of Default under this Agreement or any of the other Loan Documents has occurred and is continuing, or unless, in the absence of such an Unmatured Default or Event of Default, Borrower has failed to make such draw within five days after written demand by Administrative Agent to do so. The foregoing power of attorney is acknowledged by Borrower to be coupled with an interest.

(iii)       In addition to all other rights and remedies granted to Administrative Agent and the Lenders under this Agreement and the other Loan Documents, Borrower hereby irrevocably constitutes and appoints Administrative Agent, and any officer of Administrative Agent from time to time designated by Administrative Agent, as attorney in fact and agent and authorized signer and signatory for Borrower to transfer to Administrative Agent any Tenant Letter of Credit; provided, however, that Administrative Agent shall not exercise its right to transfer any Tenant Letter of Credit to Administrative Agent unless an Unmatured Default or Event of Default under this Agreement or any of the other Loan Documents has occurred and is continuing. The foregoing power of attorney is acknowledged by Borrower to be coupled with an interest. Following such a transfer of a Tenant Letter of Credit to Administrative Agent, Administrative Agent shall have the right to make any draw that is permitted under the terms of such Tenant Letter of Credit and the Lease to which it pertains, and shall have the right to transfer such Tenant Letter of Credit to any party who acquires title to a Portfolio Property or any portion thereof by way of a foreclosure or other judicial sale or by deed in lieu of foreclosure or other conveyance in lieu of such a sale. All transfer fees and commissions paid by any Lender in connection with any such transfer of a Tenant Letter of Credit shall be payable by Borrower under Section 11.1 of this Agreement.

(iv)       Subject to the foregoing provisions of this Section 7.24, Administrative Agent shall make Tenant Letters of Credit available to Borrower in order to enable Borrower to make any draw thereon that Borrower is entitled to make or to return a Tenant Letter of Credit to a tenant which becomes legally entitled to such a return.

7.25       Reserved.

7.26       Cash Management.

(a)       If a Cash Sweep Trigger Event occurs, then the provisions of the Cash Management Agreement shall be operative.

(b)       During any Cash Sweep Period, all Excess Cash Flow shall be deposited in the Restricted Account, and the funds in the Restricted Account shall be held and disbursed as provided in the Cash Management Agreement.

7.27       Reserved.

7.28       Reserved.

7.29       Reserved.

7.30       Collateral Assignment of Plans, Permits and Contracts. As additional security for the payment and performance of all of the Obligations, Borrower and each Subsidiary Guarantor hereby pledges and assigns to Administrative Agent, and grants to Administrative Agent a first lien on and a first priority security interest in, (a) all present and future plans and specifications for the Improvements, if any; (b) all present and future applications, permits, licenses and approvals between Borrower or a Subsidiary Guarantor and others, or given or to be given to Borrower or a Subsidiary Guarantor by governmental authorities, relating to the Improvements, together with all of Borrower's and any Subsidiary Guarantor’s rights, options and privileges thereunder, if any; and (c) all present and future architectural, engineering and construction contracts relating to Improvements, if any.

7.31       Certificate of Beneficial Ownership. Borrower shall furnish to Administrative Agent and each Lender: (a) promptly after any change in the individual(s) identified as a beneficial owner in the Certificate of Beneficial Ownership and in no event later than contemporaneously with the next scheduled delivery of financial statements pursuant to Section 7.6, an updated Certificate of Beneficial Ownership in form and substance acceptable to Administrative Agent and, (b) promptly from time to time, such other information and documentation related to compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, as any Lender or Administrative Agent may reasonably request.

7.32       Release of Collateral.

(a)       Provided no Unmatured Default or Event of Default exists, Borrower may request and Administrative Agent shall grant, a release (hereinafter, a “Release Transaction”) of one or more Portfolio Properties in its or their entirety (each, a “Released Property”) in connection with a sale to a bona-fide third-party purchaser, subject to the following terms and conditions:

(i)       Borrower gives Administrative Agent written notice of the prospective Release Transaction not less than ten (10) Business Days before the date on which Borrower desires such release to be granted and, concurrently therewith, gives Administrative Agent all such information as is reasonably required to demonstrate Borrower’s compliance with the requirements enumerated below;

(ii)       Borrower shall make a principal pay down (the “Required Pay Down”) of the outstanding principal balance of the Loan equal to the least of (i) one hundred ten percent (110%) of the outstanding Allocated Principal Balance for the particular Released Property, (ii) one hundred percent (100%) of the net sales proceeds from the sale of the particular Released Property and (iii) the amount that would result in the Portfolio (after giving effect to the Release Transaction) producing a minimum Debt Service Coverage Ratio (Imputed Rate) of not less than 1.30 to 1.00;

(iii)       The documentation evidencing the Release Transaction shall be satisfactory to Administrative Agent in its reasonable discretion; and

(iv)       Borrower shall pay all of Administrative Agent’s reasonable out-of-pocket costs associated with the transaction including, without limitation, reasonable attorney’s fees, title insurance costs, or other fees for each Release Transaction. Upon the release of a Released Property by Administrative Agent in accordance with this Article, the Subsidiary Guarantor that owned said Released Property shall be released of and from its Guaranty (and Administrative Agent shall execute a reasonable and customary release in confirmation thereof).

(b)       For the avoidance of doubt, at no time shall any of the provisions contained in this Section 7.32 be interpreted to provide Borrower with the right to reborrow amounts repaid hereunder without the consent of Administrative Agent and Lenders in their sole and absolute discretion.

SECTION 8

EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)       Failure by Borrower or any other Obligor to make: (i) any payment of principal or interest hereunder or under the Notes when due, or (ii) any other payment under the Loan Documents within five (5) Business Days of the date when due or, if no date is stated, five (5) Business Days after demand (or such shorter period as may be expressly provided for herein or therein); provided, however, it shall in all events be an Event of Default if all principal and interest due hereunder or under the Notes is not paid on the Maturity Date;

(b)       Failure by Borrower to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower contained in this Agreement and not specifically referred to elsewhere in this Section 8; provided, however, that if such failure by its nature can be cured, then so long as the continued operation and safety of the Portfolio, and the priority, validity and enforceability of the liens created by this Agreement, each Mortgage or any of the other Loan Documents and the value of the Portfolio is not impaired, threatened or jeopardized, then Borrower shall have a period (“Cure Period”) of thirty (30) days after Borrower obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period (provided, however, such period shall be limited to ten (10) Business Days if such failure can be cured by the payment of money), provided further that if such failure cannot be cured by the payment of money and Borrower commences to cure such non-monetary failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for such non-monetary failure for up to sixty (60) additional days, but in no event shall the Cure Period be longer than ninety (90) days in the aggregate;

(c)       The existence of any material inaccuracy or untruth in any representation or warranty contained in this Agreement or any other Loan Documents, or of any statement or certification as to facts delivered to Administrative Agent by or on behalf of Borrower or any Guarantor (except to the extent such representation and warranty is a matter that (i) relates solely to an earlier date or time, in which case such representation and warranty will be true and correct in all material respects on and as of the specific dates or times referred to therein, or (ii) by its nature can no longer be true and correct as a result of the passage of time or as the result of events not prohibited by the Loan Documents);

(d)       [Intentionally omitted.]

(e)       Borrower, any Guarantor or any successors or permitted assigns of it, shall:

(i)       file a voluntary petition in bankruptcy or an arrangement or reorganization under any federal or state bankruptcy, insolvency or debtor relief law or statute (hereinafter referred to as a “Bankruptcy Proceeding”);

(ii)       file any answer in any Bankruptcy Proceeding or any other action or proceeding admitting insolvency or inability to pay his, her or its debts;

(iii)       fail to oppose any involuntary Bankruptcy Proceeding within thirty (30) days after the filing thereof, or fail to obtain a vacation or stay of, any involuntary Bankruptcy Proceeding within ninety (90) days after the filing thereof;

(iv)       solicit or cause to be solicited petitioning creditors for any involuntary Bankruptcy Proceeding against Borrower or any Guarantor;

(v)       be granted a decree or order for relief, or be adjudicated a bankrupt or declared insolvent in any Bankruptcy Proceeding, whether voluntary or involuntary;

(vi)       have a trustee or receiver appointed for or have any court take jurisdiction of its property, or the major part thereof, or all of any portion of a Portfolio Property, in any voluntary or involuntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation, and, with respect to an involuntary proceeding only, such trustee or receiver is not discharged or such jurisdiction is not relinquished, vacated or stayed on appeal or otherwise, within ninety (90) days after the commencement thereof;

(vii)       make an assignment for the benefit of creditors;

(viii)       consent to any appointment of a receiver or trustee or liquidator of all of its property, or the major part thereof, or all or any portion of a Portfolio Property; or

(ix)       have an attachment or execution levied with respect to, or other judicial seizure be effected for, all or substantially all of its assets or all or any portion of a Portfolio Property, or the placing of any attachment, levy of execution, charging order, or other judicial seizure on the interest of the parent of Borrower;

(f)       Any sale, transfer, lease, assignment, conveyance, financing, lien, encumbrance or other distribution or transaction made in violation of Section 7.10 or Section 7.14 or any Mortgage;

(g)       The entry of any order enjoining or otherwise preventing or declaring invalid or unlawful the construction, occupancy, maintenance, operation or use of a Portfolio Property, or any portion thereof, in the manner required by the terms of this Agreement which is likely to result in a Material Adverse Occurrence, or of any proceedings that challenge the validity or priority of the lien of each Mortgage or any of the other security for the Loan which is likely to result in a Material Adverse Occurrence;

(h)       The filing of any administrative proceeding or litigation against a Portfolio Property that, if successful, would materially impair the utilization of a Portfolio Property, or is likely to result in a Material Adverse Occurrence, which filing is not dismissed with sixty (60) days of the filing thereof;

(i)       The assignment or attempted assignment of this Agreement by Borrower without Administrative Agent's prior written consent;

(j)       The filing of formal charges under any federal, state or local law, statute or ordinance for which Borrower's forfeiture of all or any portion of the Portfolio is actually sought as a penalty in the proceeding, which filing is not dismissed or for which Borrower has not procured a stay of execution thereon, in any event within sixty (60) days from the filing, or Borrower shall not, within such period or such longer period during which execution on any judgment resulting from the filing shall have been stayed, appeal therefrom or from the order, decree or process upon or pursuant to which any such judgment shall have been entered, and cause its execution to be stayed during such appeal, or if on appeal such order, decree or process shall be affirmed and Borrower shall not discharge such judgment or provide for its discharge in accordance with its terms within sixty (60) days after the entry of such order or decree or affirmance, or if any stay of execution on appeal is released or otherwise discharged;

(k)       The dissolution of Borrower or any Guarantor and the failure to reinstate the same within fifteen (15) days thereafter;

(l)       Except for a Permitted Transfer, if, without Administrative Agent’s prior written consent (i) any ownership interest in Borrower or any Subsidiary Guarantor shall be transferred or assigned, or any security interest or other lien or encumbrance shall be created in or on any ownership interest in Borrower or any Subsidiary Guarantor or in or on the proceeds of or distribution rights with respect to any such ownership interest; or (ii) any ownership interest in any entity that directly or indirectly owns an ownership interest in Borrower or any Subsidiary Guarantor shall be transferred or assigned, or any security interest or other lien or encumbrance shall be created in or on any ownership interest in any such entity or in or on the proceeds of or distribution rights with respect to any ownership interest in any such entity; or

(m)       Any failure by Borrower to timely comply with or perform any of its obligations under Section 7.23; or

(n)       During any Cash Sweep Period: (i) any failure by Borrower to deposit or cause to be deposited any Gross Revenues into the Operating Account as and when required by the Cash Management Agreement, without notice or demand, or (ii) any failure by Borrower to timely comply with or perform any of Borrower’s other obligations under the Cash Management Agreement, and the continuation of such failure for a period of ten (10) days after the date on which Borrower receives written notice of such failure from Lender; or

(o)       Any failure by Borrower to timely comply with the terms and conditions of Section 3.1(b) regarding Reserves; or

(p)       The occurrence of an “Event of Default” (as defined in any of the other Loan Documents) or a default (after expiration of any applicable notice or cure period) under any of the other Loan Documents.

SECTION 9

REMEDIES

Upon the occurrence of any Event of Default, Administrative Agent for the benefit of itself and the Lenders, in addition to availing itself of any remedies conferred upon it at law or in equity and by the terms of the Notes, each Mortgage and the other Loan Documents, may pursue any one or more of the following remedies first, concurrently or successively with each other and with any other available remedies, it being the intent hereof that none of such remedies shall be to the exclusion of any others:

(a)       Take possession of the Portfolio (or any individual Portfolio Property) and do anything necessary or desirable in Administrative Agent's sole but reasonable judgment to fulfill the obligations of Borrower hereunder and any and all sums expended by Administrative Agent pursuant to this Section 9 shall be deemed to have been paid to Borrower and secured by the applicable Mortgage and the other Loan Documents, and shall bear interest at the Default Rate until repaid to Administrative Agent.

(b)       Make any protective advance Administrative Agent deems necessary to (i) preserve, maintain, repair, restore or rebuild any Improvements, (ii) preserve the lien of a Mortgage or the priority thereof or (iii) enforce this Agreement, each Mortgage and the other Loan Documents. All sums expended by Administrative Agent pursuant to this Section 9(b) shall be deemed to have been paid to Borrower and secured by the applicable Mortgage and the other Loan Documents, and shall bear interest at the Default Rate commencing on the date that is ten (10) Business Days after Administrative Agent’s demand therefor until repaid to Administrative Agent.

(c)       Reserved.

(d)       Declare the unpaid indebtedness evidenced by the Notes and/or this Agreement to be immediately due and payable.

(e)       Apply the balance of any deposits made with Administrative Agent (including any Reserves) toward the repayment of the Loans and all other Obligations.

(f)       Borrower and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product provider shall be deemed to authorize) Administrative Agent, based upon the instruction of the Required Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and Borrower shall approve Administrative Agent as a qualified bidder and such Credit Bid as qualified bid) at any sale thereof conducted by Administrative Agent, based upon the instruction of the Required Lenders, under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by Borrower, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency laws; provided, however, that (i) the Required Lenders may not direct Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (ii) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders, such as, among other things, anti-dilution and tag-along rights, (iii) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (iv) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations). For purposes of the preceding sentence, the term “Credit Bid” shall mean, an offer submitted by Administrative Agent (on behalf of the Lender group), based upon the instruction of the Required Lenders, to acquire the property of Borrower or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Administrative Agent, based upon the instruction of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents.

SECTION 10

ADMINISTRATIVE AGENT

10.1 Authorization and Action. Each Lender hereby appoints and authorizes Administrative Agent to take such action as contractual representative on such Lender's behalf and to exercise such powers under this Agreement, the other Loan Documents and a Post-Foreclosure Plan as are specifically delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs Administrative Agent to enter into the Loan Documents for the benefit of the Lenders and to exercise the remedies as herein provided. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein (including the use of the term “Administrative Agent”) shall be construed to deem Administrative Agent a trustee or fiduciary for any Lender nor to impose on Administrative Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, Administrative Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to Administrative Agent pursuant to this Agreement or the other Loan Documents. Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to Administrative Agent by Borrower or any other Affiliate of Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Loans) or in a Post-Foreclosure Plan, Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Loans; provided, however, that, notwithstanding anything in this Agreement or in a Post-Foreclosure Plan to the contrary, Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, any other Loan Document, Applicable Law or a Post-Foreclosure Plan. Borrower may rely on written amendments or waivers executed by Administrative Agent or acts taken by Administrative Agent as being authorized by the Lenders or the Required Lenders, as applicable, to the extent Administrative Agent does not advise Borrower that it has not obtained such authorization from the Lenders or the Required Lenders, as applicable.

10.2 Administrative Agent's Reliance, Etc. Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable to any of the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement or a Post-Foreclosure Plan, except for its or their own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, Administrative Agent: (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including its own counsel or counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement, any other Loan Document or a Post-Foreclosure Plan; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement, any other Loan Document or a Post-Foreclosure Plan or the satisfaction of any conditions precedent under this Agreement, any Loan Document or a Post-Foreclosure Plan on the part of Borrower or other Persons or inspect the property, books or records of Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any lien in favor of Administrative Agent on behalf of the Lenders in any such collateral; (f) shall incur no liability under or in respect of this Agreement, any other Loan Document or a Post-Foreclosure Plan by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties; and (g) shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent.

10.3 Notice of Defaults. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Unmatured Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement, describing with reasonable specificity such Unmatured Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as Administrative Agent) becomes aware of any Unmatured Default or Event of Default, it shall promptly send to Administrative Agent such a “notice of default.” Further, if Administrative Agent receives such a “notice of default”, Administrative Agent shall give prompt notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Event of Default as may be requested by the Lenders in accordance with this Section 10; provided that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders (including the Lender which is acting as Administrative Agent, as applicable).

10.4 Administrative Agent as Lender. Administrative Agent, as a Lender, shall have the same rights and powers under this Agreement, any other Loan Document and a Post-Foreclosure Plan as any other Lender and may exercise the same as though it were not Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in each case in its individual capacity. Administrative Agent and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, Borrower or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, Administrative Agent and any Affiliate may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.

10.5 Approvals of Lenders. All communications from Administrative Agent to any Lender requesting such Lender's determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (d) shall include Administrative Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) days (or such lesser or greater period as may be specifically required under the Loan Documents or a Post-Foreclosure Plan) of receipt of such communication. Except as otherwise provided in this Agreement and except with respect to items requiring the unanimous consent or approval of the Lenders pursuant to Section 10.12, unless a Lender shall give written notice to Administrative Agent that it specifically objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

10.6 Lender Credit Decision, etc. Each Lender expressly acknowledges and agrees that neither Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of Borrower or any other Person or any Property to such Lender and that no act by Administrative Agent hereafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any such representation or warranty by Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent, any other Lender or counsel to Administrative Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of Borrower or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of Borrower and other Persons and the Portfolio, its review of the Loan Documents, a Post-Foreclosure Plan (if and when prepared) the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, any other Lender or counsel to Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents and a Post-Foreclosure Plan. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent under this Agreement, any of the other Loan Documents or a Post-Foreclosure Plan, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Borrower or any other Affiliate thereof which may come into possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that Administrative Agent's legal counsel in connection with the transactions contemplated by this Agreement or a Post-Foreclosure Plan is only acting as counsel to Administrative Agent and is not acting as counsel to such Lender.

10.7 Indemnification of Administrative Agent by Lenders. Each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) pro rata in accordance with such Lender's respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, a Post-Foreclosure Plan, any transaction contemplated hereby or thereby or any action taken or omitted by Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from Administrative Agent's gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction or if Administrative Agent fails to follow the written direction of the Required Lenders, unless such failure is pursuant to the reasonable advice of counsel of which the Lenders have received notice. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing but subject to the preceding provision, each Lender agrees to reimburse Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of Administrative Agent's own choosing) incurred by Administrative Agent in connection with the preparation, negotiation, execution, administration or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, a Post-Foreclosure Plan, any suit or action brought by Administrative Agent to enforce the terms of the Loan Documents and/or collect any Loans, any “lender liability” suit or claim brought against Administrative Agent and/or the Lenders, and any claim or suit brought against Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of Administrative Agent notwithstanding any claim or assertion that Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by Administrative Agent that Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that Administrative Agent is not so entitled to indemnification. The agreements in this Section 10.7 shall not limit the terms of Section 3.7 and shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrower shall reimburse Administrative Agent for any Indemnifiable Amount following payment by any Lender to Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section 10.7, Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

10.8 Successor Administrative Agent. Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least Five Billion Dollars ($5,000,000,000). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the resigning Administrative Agent's giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least Five Billion Dollars ($5,000,000,000). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents as Administrative Agent. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 10.8 and all provisions of this Agreement relating to Administrative Agent shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Upon any change in Administrative Agent under this Agreement, the resigning Administrative Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Administrative Agent for the resigning Administrative Agent. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such date.

10.9 Other Loans by Lenders to Borrower. The Lenders agree that one or more of them may now or hereafter have other loans to Borrower or one or more Affiliates of Borrower which are not subject to this Agreement. The Lenders agree that the Lender(s) which may have such other loan(s) to Borrower and such Affiliates may collect payments on such loan(s) and may secure such loan(s) (so long as such loan does not itself expressly violate this Agreement).

Further, the Lenders agree that the Lender(s) which may have such other loan(s) to Borrower and such Affiliates shall have no obligation to attempt to collect payments under the Loans in preference and priority over the collection and/or enforcement of such other loan(s).

10.10 Request for Administrative Agent Action. Administrative Agent and the Lenders acknowledge that in the ordinary course of business of Borrower, (a) a Portfolio Property may be subject to a condemnation or eminent domain proceeding (a “Taking”), (b) Borrower may desire to enter into easements or other agreements affecting a Portfolio Property, or (c) Borrower may take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of Administrative Agent. In connection with the foregoing, the Lenders hereby expressly authorize Administrative Agent to (x) execute releases of liens in connection with any Taking or after repayment of the Loans, (y) execute consents or subordinations in form and substance satisfactory to Administrative Agent in connection with any easements or agreements affecting a Portfolio Property, and (z) execute consents, approvals, or other agreements in form and substance satisfactory to Administrative Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower's business.

10.11 Assignments/Participations.

(a)       Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender's Loans and Commitments, with the prior written consent of Administrative Agent. Except as Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender (provided that an assignment to a Lender, an Affiliate of a Lender or an Approved Fund shall not be subject to the foregoing minimum assignment limitations). Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Administrative Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. Notwithstanding anything herein to the contrary, no assignment may be made to Borrower, any Guarantor, any other Obligor or any other Person that owns, directly or indirectly, five percent (5%) or more of any class of equity in Borrower, or any Affiliate of any such Person or any Affiliate of Borrower or any Guarantor or other Obligor, any holder of any Indebtedness that is secured by liens that have been contractually subordinated to the liens securing the Obligations or any Affiliate of any of the foregoing Persons without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent's sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Administrative Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be held by such Person and/or its Affiliates and/or limitations on such Person's and/or its Affiliates' voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders. Any attempted assignment not made in accordance with this Section 10.11(a) shall be treated as the sale of a participation under Section 10.11(d).

(b)       From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee's Loans Pro Rata Share of the Commitment plus the principal amount of the Assignee's Loans (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Commitment retained by the assigning Lender plus the principal amount of the Loans retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by Administrative Agent of such Note(s), the assigning Lender shall return to Borrower any prior Note held by it.

(c)       Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(d)       Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender's obligations hereunder shall remain unchanged for all purposes, (ii) Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder, (iii) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender and (iv) each Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of Borrower, a register (the “Participation Register”) as to the participations granted and transferred under this Section 10.11(d) containing the same information specified in Section 10.11(e) on the Register as if the each participant were a Lender, and no participation may be transferred except as recorded in such Participation Register. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 10.11(a) expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Notwithstanding anything herein to the contrary, no participation may be sold to any Person who or which would be prohibited from becoming an Assignee under Section 10.11(a) without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent's sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Administrative Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be participated such Person and/or its Affiliates and/or limitations on such Person's and/or its Affiliates' voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 3.6. Borrower also agrees that each Participant shall be entitled to the benefits of Section 3.9 and 3.10 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant Section 3.9 or 3.10 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 3.9 as if it were a Lender).

(e)       Administrative Agent shall maintain as a non-fiduciary agent of Borrower, a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender and principal and stated interest of each Loan owing to each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender's interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. This Section shall be construed so that the Loans are at all times maintained in “registered form” for the purposes of the Internal Revenue Code and any related regulations (and any successor provisions).

(f)       A Lender may furnish any information concerning Borrower, any other Obligor or any of their respective Affiliates in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 11.7.

(g)       Each Lender agrees that, without the prior written consent of Borrower and Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

10.12 Approval by Lenders.

(a)       Upon the termination or reduction to zero (0) of all of the Commitments and payment and satisfaction in full of all of the Obligations hereunder and under the other Loan Documents, Lenders hereby expressly authorize Administrative Agent to release any liens arising under the Loan Documents.

(b)       Administrative Agent and the Lenders acknowledge that, in the ordinary course of Borrower's ownership, maintenance and operation of a Portfolio Property, Borrower may request Administrative Agent's consent or approval to enter into customary easements and other customary agreements or to take other actions in the ordinary course of Borrower's business operations. Provided such Borrower requests are in each instance consistent and compatible with the Portfolio, and subject in each instance to the restrictions and limitations set forth in this Section 10.12 (or any other provision of the Loan Documents which expressly requires the consent of the Required Lenders or the Lenders), Lenders hereby expressly authorize Administrative Agent to consent to and approve (or to condition consent or approval or to deny) such requests in form and substance satisfactory to Administrative Agent.

(c)       Unless the consent of all of the Lenders is required pursuant to Section 10.12(d) (or any other provision of the Loan Documents which expressly requires the consent of all of the Lenders), Required Lenders shall have the right to amend the terms of the Loan Documents, and to consent to and approve Borrower requests that Lenders have not otherwise expressly authorized Administrative Agent to consent to and approve, in each instance by a writing signed by the Required Lenders or Administrative Agent at the written direction of Required Lenders.

(d)       Notwithstanding anything to the contrary in any of the Loan Documents, no amendment, waiver, consent or approval shall, unless in writing and signed by all of the Lenders or Administrative Agent at the written direction of all of the Lenders, do any of the following: (i) extend or increase the Commitments (or any component thereof) of the Lenders or subject the Lenders to any additional obligations; (ii) reduce or forgive the amount of any fees, costs or expenses payable under any Loan Document; (iii) postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations; (iv) modify the definition of the term “Required Lenders”; (v) release or limit a Guarantor from its obligation under its Guaranty; (vi) reduce or forgive the principal amount of any Loan or the rate of interest thereon; (vii) modify any pro rata sharing of payments to be received by any Lender hereunder; (viii) extend the Maturity Date; (ix) modify Section 3.6, Section 9(f), this Section 10.12 or Section 11.6; or (x) except as provided in the first sentence of Section 10.12(a), and except as provided in Section 7.32 or Section 10.10, release any Collateral.

(e)       Further, no amendment, waiver or consent unless in writing and signed by Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of Administrative Agent under this Agreement or any of the other Loan Documents.

(f)       No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver, consent or approval shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of Administrative Agent or any Lender in exercising any right shall operate as a wavier thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon Borrower shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(g)       If, in connection with any proposed amendment, modification, waiver, approval or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Administrative Agent is not a Non-Consenting Lender, Administrative Agent and/or a Person or Persons reasonably acceptable to Administrative Agent shall have the right to purchase (such purchaser, a “Purchasing Party”) from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Administrative Agent's request, sell and assign to the Purchasing Party, all of the Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all such Loans held by such Non-Consenting Lenders and all accrued interest, fees, expenses and other amounts then due with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance Agreement. If there is more than one Purchasing Party resulting in greater funds than are necessary, the amount funded by each such Purchasing Party shall be reduced if necessary, so that each Purchasing Party's amount funded is in proportion to the Commitments of all of the Purchasing Parties exercising their right to purchase the Non-Consenting Lenders' Loan (calculated without regard to the Commitment of the Non-Consenting Lender and any other Lender who has not elected to fund).

10.13 Post Foreclosure Plans.

(a)       If all or any portion of the Collateral is acquired by Administrative Agent or a nominee or Affiliate of Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations under the Loan Documents, the title to any such Collateral, or any portion thereof, shall be held in the name of Administrative Agent or a nominee or Affiliate of Administrative Agent, as agent, for Administrative Agent and the ratable benefit of all Lenders in accordance with their respective Commitment Percentage. Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any Collateral so acquired. After any Collateral is acquired, Administrative Agent may appoint and retain one or more Persons experienced in the management, leasing, sale and/or dispositions of similar properties. After consulting with such Person(s), if any, Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Required Lenders. In accordance with the approved Post-Foreclosure Plan, Administrative Agent or a nominee or Affiliate of Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by Administrative Agent or a nominee or Affiliate of Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Required Lenders by way of a supplement to such Post-Foreclosure Plan.

(b)       Upon demand therefor from time to time, each Lender will within two (2) Business Days after request, contribute its share (based on its Commitment Percentage) of all reasonable costs and expenses incurred by Administrative Agent (or its nominee or Affiliate, as applicable) pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Commitment Percentage of any operating loss for such Collateral, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such Collateral, Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Commitment Percentage

(c)       Lenders acknowledge and agree that if title to any Collateral is obtained by Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated as soon as practicable. Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Required Lenders reasonably shall determine to be most advantageous to Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for itself and the Lenders, as the beneficiary or mortgagee. In such case, Administrative Agent and Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of Lenders in the same Commitment Percentage as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.

10.14 Co-Agents; Lead Managers. None of the Lenders or other persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” or “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders or other persons so identified as a “syndication agent”, “documentation agent”, “co-agent” or “lead manager” shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.15 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of a finding by a court of competent jurisdiction in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct.

10.16 Payments Sent in Error.

(a)       If Agent notifies a Lender, secured party, or any other Person that has received funds on such Person’s behalf (each, a “Payment Recipient”) that Agent has determined at any time in its sole discretion that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient, whether or not known to such Payment Recipient (any such funds or portion thereof, however received or characterized, an “Erroneous Payment”) and demands the return of such Erroneous Payment, such Erroneous Payment shall at all times remain the property of Administrative Agent, be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than two Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment, in same day funds (in the currency so received), together with interest thereon rom and including the date such Erroneous Payment was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)       Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (however received or characterized) from Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) relating thereto, (y) was not preceded or accompanied by such a notice, or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case (i) an error shall be presumed to have been made absent written confirmation from Administrative Agent to the contrary and (ii) such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than one Business Day of its knowledge of such error, notify Agent of its receipt of such payment, prepayment or repayment, the details thereof in reasonable detail and that it is so notifying Administrative Agent pursuant to this Section 10.16(b).

(c)       Each Payment Recipient hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Payment Recipient from any source, against any amount due to Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)       In the event that any Erroneous Payment is not recovered by Administrative Agent from or on behalf of a Lender for any reason, after demand therefor in accordance with immediately preceding clause (a) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Borrower or Administrative Agent, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) Administrative Agent may reflect in the Register its ownership interest in such Loans. Administrative Agent may, in its discretion, sell all or any portion of the Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by such net proceeds, and Administrative Agent shall retain all other rights, remedies and claims against any applicable Payment Recipient. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)       The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party, except, in each case, solely to the extent such Erroneous Payment is comprised of funds received by Administrative Agent from Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)       To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and each Payment Recipient hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)       Each party’s obligations, agreements and waivers under this Section 10.16 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender the termination of the Commitments and/or the repayment, satisfaction or discharge of any or all Obligations under any Loan Document.

SECTION 11

MISCELLANEOUS

11.1       Additional Indebtedness. If any advances or payments made by Lenders pursuant to this Agreement or any other Loan Document, together with disbursements of the Loans, shall exceed the aggregate face amount of the Notes, all such advances and payments shall constitute additional indebtedness secured by the applicable Mortgage and all other security for the Loans, and shall bear interest at the Default Rate from the date advanced until paid. Additionally, if an Event of Default shall occur, Administrative Agent may, but shall not be obligated to, take any and all actions to cure such default, and all amounts expended in so doing, all Loan Expenses and all other amounts paid or advanced by Administrative Agent and/or the Lenders pursuant to the Loan Documents, and all other amounts advanced by Administrative Agent in connection with preserving any security for the Loans, shall constitute additional advances of the Loans, shall be secured by the applicable Mortgage and all other security for the Loans, and shall bear interest at the Default Rate from the date advanced until paid.

11.2 Additional Acts. Borrower shall, upon request, execute and deliver (or cause to be executed and delivered) such further instruments and documents and do such further acts and things as may be reasonably required to provide to Administrative Agent the evidence of and security for the Loan contemplated by this Agreement.

11.3 Loan Agreement Governs. In the event of any conflict between any provision of this Agreement and any provision of any other Loan Document, the provision of this Agreement shall govern. Subject to the prior sentence, the provisions of all of the Loan Documents shall be construed as an integrated set of provisions governing the Loan and, accordingly, shall be interpreted and construed liberally to give the maximum validity, enforceability and effect to all of such provisions.

11.4 Amendment; Waiver; Approval. This Agreement shall not be amended, modified or supplemented without the written agreement of Borrower, Administrative Agent and, subject to Section 10, Lenders or Required Lenders, as applicable, at the time of such amendment, modification or supplement, except as set forth in Section 3.10. No waiver of any provision of this Agreement or any of the other Loan Documents shall be effective unless set forth in writing signed by the party making such waiver, and any such waiver shall be effective only to the extent therein set forth. Failure by Administrative Agent to insist upon full and prompt performance of any provisions of this Agreement or any of the other Loan Documents, or to take action in the event of any breach of any such provision or upon the occurrence of any Event of Default, shall not constitute a waiver of any rights of Administrative Agent and/or Lenders, and Administrative Agent and/or Lenders may at any time thereafter exercise all available rights and remedies with respect to such breach or Event of Default. Receipt by Administrative Agent of any instrument or document shall not constitute or be deemed to be an approval thereof. Any approvals required under any of the other Loan Documents must be in writing, signed by Administrative Agent and directed to Borrower.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if Administrative Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then Administrative Agent and Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to Administrative Agent within ten Business Days following receipt of notice thereof.

11.5       Notice.

(a)       Generally. Except as otherwise provided in clause (b) below, any notice, request, demand, consent, approval or other communication provided or permitted hereunder shall be in writing and be sent by United States registered or certified mail, return receipt requested, postage prepaid, or by prepaid guaranteed overnight courier, or overnight courier as herein provided at the addresses of the parties set forth below:

To Administrative Agent:	CIBC Bank USA
120 S. LaSalle Street
Chicago, Illinois 60603
Attn: Legal Department

With a copy to:	CIBC Bank USA
525 Okeechobee Boulevard, Suite 1630
West Palm Beach, Florida 33401
Attn: Jeffrey I. Shulman

And a copy to:	Riemer & Braunstein, LLP
333 SE 2nd Avenue, Suite 2000
Miami, Florida 33131
Attn: Steven M. Klein, Esq.

To Borrower:	c/o North American Development Group
400 Clematis Street, #201
West Palm Beach, Florida 33401
Attn: Michael Crosby

With a copy to:	c/o North American Development Group
2851 John Street, Suite One
Markham, Ontario L3R 5R7
Attn: Gilbert Weiss

provided however, that any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days' notice to the other parties in the manner set forth hereinabove and that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Any notice given in accordance with the above provisions shall be deemed received and effective on the date of delivery by prepaid guaranteed overnight delivery service or courier, or the third Business Day after the date on which it is placed in the United States Mail, postage prepaid.

(b)       Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email, and Internet or intranet websites) pursuant to procedures approved by Administrative Agent provided that the foregoing shall not apply to notices to any Lender pursuant to Section 3 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)       Platform.

(i)       Each Obligor agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform.

(ii)       The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Administrative Agent or any of its Affiliates or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Administrative Agent or its Affiliates (collectively, the “Agent Parties”) have any liability to Borrower or the other Obligors, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower's, any Obligor's or Administrative Agent's transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligors pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(d)       Public Information. Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of U.S. Federal and state securities laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 11.7); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

11.6 Successors and Assigns of Borrower. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not to consented shall be null and void.

11.7 Confidentiality. Except as otherwise provided by Applicable Laws,Administrative Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by Borrower in accordance with its customary procedure for handling confidential information of this nature to prevent improper disclosure (including disclosure to competitors of Borrower) and in accordance with safe and sound banking practices but in any event may make disclosure of such non-public information (other than the names of the indirect owners of Borrower): (a) to any of their respective Affiliates (provided they shall be notified of the obligation to keep such information confidential in accordance with the terms of this Section 11.7); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee (or proposed transferee) in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall be notified of the obligation to keep such information confidential in accordance with the terms of this Section 11.7); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to Administrative Agent's or such Lender's independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by Administrative Agent or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 11.7 or (ii) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than Borrower, any other Obligor, or any of their respective subsidiaries or any of their respective Affiliates.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

11.9       Indemnity by Borrower; Costs and Expenses.

(a)       To the fullest extent permitted by Applicable Law, Borrower agrees to defend (with counsel reasonably satisfactory to Administrative Agent), protect, indemnify and hold harmless Lenders and Administrative Agent, any parent corporation, affiliated corporation or subsidiary of Administrative Agent and/or any Lender, and each of their respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys' fees and time charges of attorneys who may be employees of Administrative Agent and/or any Lender or any parent or affiliated corporation of Administrative Agent and/or any Lender), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, environmental laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement, the Notes and/or any of the Loan Documents, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans and the enforcement of Administrative Agent's and/or any Lenders' rights and remedies under this Agreement, the Notes, the Loan Documents, or any other instruments and documents delivered hereunder or thereunder; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to (i) matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party, and (ii) losses or claims solely for diminution in property value or any punitive or consequential damages (except to the extent Administrative Agent or Lenders are liable to another party therefor). To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by Applicable Laws. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to such Indemnified Party within ten (10) Business Days of written demand, together with interest thereon at the Default Rate commencing ten (10) Business Days after demand therefor until paid by Borrower; and if not timely paid, shall be added to the obligations of Borrower evidenced by the Notes and secured by the collateral securing the Loans. This indemnity is not intended to excuse Administrative Agent and the Lenders from performing hereunder. Borrower shall also pay, and hold Administrative Agent and the Lenders harmless from, any and all claims of any brokers, finders or agents claiming a right to any fees in connection with arranging the Loans.

(b)       Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of Administrative Agent and/or any of the Lenders (including reasonable fees and expenses and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including reasonable fees and expenses and any Taxes) incurred by Administrative Agent and/or any of the Lenders after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof.

(c)       Borrower agrees to pay, and to save Administrative Agent and Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(d)       All Obligations provided for and all agreements in this Section 11.9 shall survive repayment of all (and shall be) Loans and other Obligations (and expiration or termination of all commitments under this Agreement), any foreclosure under, or any modification, release or discharge of, any or all of the Loan Documents and termination of this Agreement.

11.10 Administrative Agent's Representatives. Administrative Agent, at Borrower's expense, shall have the right to engage personnel in connection with the negotiation, documentation, administration and servicing of the Loans. Notwithstanding anything contained in this Agreement to the contrary, all inspections of the Portfolio made by Administrative Agent or its respective agents, employees and designees shall be solely for Administrative Agent's own information and shall not be deemed to have been made for or on account of Borrower or any other party.

11.11 Rules of Construction. Borrower, Administrative Agent and the Lenders, and their respective legal counsel, have participated in the drafting of this Agreement, and accordingly the general rule of construction to the effect that any ambiguities in a contract are to be resolved against the party drafting the contract shall not be employed in the construction and interpretation of this Agreement.

11.12 Headings. The titles and headings of the sections and paragraphs of this Agreement have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement.

11.13 No Partnership or Joint Venture. Lenders and Administrative Agent, by executing and performing this Agreement shall not become a partner or joint venturer with Borrower or any of its associates or Affiliates and all inspections of any Portfolio Property herein provided for are for the sole benefit of Lenders and Administrative Agent.

11.14 Time is of the Essence. Time is of the essence of the payment of all amounts due Administrative Agent and Lenders under the Loan Documents and performance and observance by Borrower of each covenant, agreement, provision and term of this Agreement and the other Loan Documents.

11.15 Invalid Provisions. In the event that any provision of this Agreement is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, Borrower and Administrative Agent shall, subject to Section 10.12, negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this Agreement and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.

11.16 Acts by Lenders. Notwithstanding anything herein contained to the contrary, neither Administrative Agent nor any Lender will be required to make any disbursement or perform any other act under this Agreement if, as a result thereof, such party will violate any law, statute, ordinance, rule, regulation or judicial decision applicable thereto.

11.17 Offset. Without limitation of any other right or remedy of Administrative Agent hereunder or provided by law, any indebtedness relating to a Portfolio Property or its operation and now or hereafter owing to Borrower by Administrative Agent or any Lender (including, without limitation, any amounts on deposit in any demand, time, savings, passbook or like account maintained by Borrower with Administrative Agent or any Lender) may be offset and applied by Administrative Agent or said Lender (as applicable) hereunder, or under the Notes, each Mortgage or any of the other Loan Documents.

11.18 Binding Provisions. The covenants, warranties, agreements, obligations, liabilities and responsibilities of Borrower under this Agreement shall be binding upon and enforceable against Borrower and its legal representatives, administrators, successors and permitted assigns.

11.19 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Administrative Agent shall be deemed to be originals.

11.20 Attorneys’ Fees and Expenses; Enforcement. If an attorney is engaged by Administrative Agent or any Lender to enforce or defend any provision of this Agreement or the other Loan Documents, or as a consequence of an Event of Default, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding of Borrower, then Borrower shall immediately pay to Administrative Agent or such Lender, upon demand, the amount of all reasonable third party attorneys’ fees and expenses and all costs incurred by Administrative Agent or such Lender in connection therewith, and if an Event of Default has occurred and is continuing, together with interest thereon from the date of such demand until paid at the Default Rate.

11.21 No Third Party Beneficiary. This Agreement is only for the benefit of the parties hereto and their permitted successors and assigns. No other Person or entity shall be entitled to rely on any matter set forth herein without the prior written consent of such parties.

11.22 Publicity. Subject to compliance with Applicable Laws, Administrative Agent reserves the right to publicize the making of the Loan in any manner it deems appropriate so long as Lender does not utilize the name of Investor without Borrower’s prior written consent.

11.23 JURISDICTION AND VENUE. BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT SHALL BE LITIGATED IN THE CIRCUIT COURT OF PALM BEACH COUNTY, FLORIDA, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA OR, IF ADMINISTRATIVE AGENT INITIATES SUCH ACTION, ANY COURT IN WHICH ADMINISTRATIVE AGENT SHALL INITIATE SUCH ACTION AND WHICH HAS JURISDICTION. BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY ADMINISTRATIVE AGENT IN ANY OF SUCH COURTS. BORROWER WAIVES ANY CLAIM THAT PALM BEACH COUNTY, FLORIDA, OR THE SOUTHERN DISTRICT OF FLORIDA IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD BORROWER, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY ADMINISTRATIVE AGENT AGAINST BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR BORROWER SET FORTH IN THIS SECTION 11.23 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY ADMINISTRATIVE AGENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING BY ADMINISTRATIVE AGENT OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND BORROWER HEREBY WAIVES THE RIGHT, IF ANY, TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

11.24 JURY WAIVER. BORROWER, ADMINISTRATIVE AGENT AND LENDERS HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER, ADMINISTRATIVE AGENT AND LENDERS ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN BORROWER, ADMINISTRATIVE AGENT AND LENDERS. THIS PROVISION IS A MATERIAL INDUCEMENT TO ADMINISTRATIVE AGENT AND LENDERS TO ENTER INTO THIS AGREEMENT AND TO PROVIDE THE LOANS DESCRIBED HEREIN AND IN THE OTHER LOAN DOCUMENTS.

11.25 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Administrative Agent and/or Lenders.

11.26 Customer Identification - USA Patriot Act Notice. Administrative Agent hereby notifies the Obligors that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow Administrative Agent and each Lender to identify the Obligors in accordance with the Patriot Act.

11.27 Nonliability of Administrative Agent or Lenders. The relationship between Borrower on the one hand and the Lenders and Administrative Agent on the other hand shall be solely that of borrower and lender. Neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrower or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Borrower and each Guarantor, on the one hand, and Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither Administrative Agent nor any Lender undertakes any responsibility to Borrower or any Guarantor to review or inform Borrower or any Guarantor of any matter in connection with any phase of Borrower's or any Guarantor's business or operations. Borrower agrees, on behalf of itself and each Guarantor that neither Administrative Agent nor any Lender shall have liability to Borrower or any Guarantor (whether sounding in tort, contract or otherwise) for losses suffered by Borrower or any Guarantor in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER OR ADMINISTRATIVE AGENT SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER OR ADMINISTRATIVE AGENT HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER, ON BEHALF OF ITSELF AND EACH GUARANTOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE LOAN OPENING DATE). Borrower agrees, on behalf of itself and each Guarantor that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or Administrative Agent or among Borrower, each Guarantor, Administrative Agent and the Lenders.

11.28 Cashless Settlements. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, Administrative Agent and such Lender.

11.29 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a)       Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)       the effects of any Bail-In Action on any such liability, including, if applicable:

(A)       a reduction in full or in part or cancellation of any such liability;

(B)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.30 Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Management Agreements or any other QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree that (a) if a Covered Entity party to such Supported QFC becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation therein or thereunder, and any property rights relating thereto) from such Covered Entity will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime, and (b) if such Covered Entity or a BHC Act Affiliate thereof becomes subject to such a proceeding, Default Rights under the Loan Documents that might otherwise be exercised against such Covered Entity relating to such Supported QFC or any QFC Credit Support are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BORROWER:

NADG NNN 50/50 LP,
a Delaware limited partnership

By: NADG NNN 50/50 GP LLC,
a Delaware limited liability company
its general partner

	By:	/s/ Stephen S.B. Preston
	Name:	Stephen S.B. Preston
	Title:	Manager

ADMINISTRATIVE AGENT:

CIBC Bank USAian Illinois state chartered bank I

By:	/s/ Jeffrey I. Shulman
Name:	Jeffrey I. Shulman
Title:	Managing Director

LENDERS:

CIBC Bank USA, an Illinois state chartered bank

By:	/s/ Jeffrey I. Shulman
Name:	Jeffrey I. Shulman
Title:	Managing Director

[Signature Page to Loan and Security Agreement]

Acknowledged and Agreed:

SUBSIDIARY GUARANTORS:

NADG NNN LJS-AW (OK) LP,
a Delaware limited partnership

By: NADG NNN LJS-AW (OK) GP LLC, a Delaware limited liability company, its general partner

By:	/s/ Stephen S.B. Preston
Name`	Stephen S.B. Preston
Title:	Manager

NADG NNN BM (WTL-MI) LP,
a Delaware limited partnership

By: NADG NNN BM (WTL-MI) GP LLC, a Delaware limited liability company, its general partner

By:	/s/ Stephen S.B. Preston
Name:	Stephen S.B. Preston
Title:	Manager

NADG NNN WEN (SMT-GA) LP,
a Delaware limited partnership

By: NADG NNN WEN (SMT-GA) GP LLC, a Delaware limited liability company,

its gen partner

By:	/s/ Stephen S.B. Preston
Name:	Stephen S.B. Preston
Title:	Manager

[Signature page to Loan and Security Agreement]

NADG NNN BK (IN) LP,
a Delaware limited partnership

By: NADG NNN BK (IN) GP LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Stephen S.B. Preston
Name:	Stephen S.B. Preston
Title:	Manager

NADG NNN CHU (BAT-LA) LP,
a Delaware limited partnership

By: NADG NNN CHU (BAT-LA) GP LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Stephen S.B. Preston
Name:	Stephen S.B. Preston
Title:	Manager

NADG NNN ARB (FTW-IN) LP,
a Delaware limited partnership

By: NADG NNN ARB (FTW-IN) GP LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Stephen S.B. Preston
Name:	Stephen S.B. Preston
Title:	Manager

NADG NNN RC (EGP-IL) LP,
a Delaware limited partnership

By: NADG NNN RC (EGP-IL) GP LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Stephen S.B. Preston
Stephen S.B. Preston
Title:	Manager

[Signature page to Loan and Security Agreement]

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NADG NNN 711 (ALN-TX) LP,
a Delaware limited partnership

By: NADG NNN 711 (ALN-TX) GP LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Stephen S.B. Preston
Name:	Stephen S.B. Preston
Title:	Manager

NADG NNN AFC (FWR-TX) LP,
a Delaware limited partnership

By: NADG NNN AFC (FWR-TX) GP LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Stephen S.B. Preston
Name:	Stephen S.B. Preston
Title:	Manager

NADG NNN HLD (WDS-GA) LP,
a Delaware limited partnership

By: NADG NNN HLD (WDS-GA) GP LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Stephen S.B. Preston
Name:	Stephen S.B. Preston
Title:	Manager

NADG NNN HLD (VEN-FL) LP,
a Delaware limited partnership

By: NADG NNN HLD (VEN-FL) GP LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Stephen S.B. Preston
Name:	Stephen S.B. Preston
Title:	Manager

[Signature page to Loan and Security Agreement]

S-3

NADG NNN HLD (ERI-CO) LP,
a Delaware limited partnership

By: NADG NNN HLD (ERI-CO) GP LLC, a Delaware limited liability company, its general partner

By:	/s/ Stephen S.B. Preston
Name:	Stephen S.B. Preston
Title:	Manager

[Signature page to Loan and Security Agreement]

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